UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Owens Corning

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DATE & TIME:

Thursday April 20, 2017

10:00 a.m. Eastern Daylight Time

PLACE:

Jones Day

250 Vesey Street

New York, New York 10281

Most stockholders have a choice of voting on the Internet, by telephone or by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote on the Internet or by telephone, you do not need to return your proxy card.

ANNUAL MEETING ADMISSION

Only stockholders who are eligible to vote at the Annual Meeting will be admitted to the Annual Meeting. Stockholders must present a form of personal photo identification to be admitted. If your shares are held in the name of a bank, broker or other holder of record, you also must present a brokerage statement or other proof of ownership to be admitted.

HELP US REDUCE PRINTING AND MAILING COSTS

If you share the same last name with other stockholders living in your household, you may receive only one copy of our Notice of Annual Meeting and Proxy Statement and accompanying documents. Please see the response to the question “What is ‘householding’ and how does it affect me?” in the Questions and Answers About the Annual Meeting and Voting section for more information on this stockholder program that eliminates duplicate mailings.

OWENS CORNING

One Owens Corning Parkway

Toledo, Ohio 43659

Notice of Annual Meeting of Stockholders

TIME AND DATE:	10:00 a.m., Eastern Time on Thursday, April 20, 2017

PLACE:	Jones Day 250 Vesey Street New York, New York 10281

PURPOSE:	1. To elect the 11 director nominees listed in the accompanying proxy statement.

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.

3. To approve, on an advisory basis, 2016 named executive officer compensation.

4. To recommend, on an advisory basis, the frequency of the advisory vote on named executive officer compensation.

5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

RECORD DATE:	You can vote if you were a stockholder of record at the close of business on February 21, 2017.

ANNUAL REPORT:	Our Annual Report for the Fiscal Year Ended December 31, 2016 (“2016 Annual Report”) is enclosed with these materials as a separate booklet.

PROXY VOTING:	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares on the Internet, by telephone or by completing and returning your proxy or voting instruction card. See details under the heading “How do I vote?” in the Questions and Answers About the Annual Meeting and Voting section.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 20, 2017: The Notice of Annual Meeting and Proxy Statement and 2016 Annual Report are available at https://materials.proxyvote.com/690742.

By order of the Board of Directors,

Ava Harter

Secretary

Toledo, Ohio

March 16, 2017

i

ii

PROXY STATEMENT

PROPOSAL 1

ELECTION OF DIRECTORS

Information Concerning Directors

Currently, the Board of Directors (the “Board”) of Owens Corning (“Owens Corning,” the “Company,” “we,” “us,” or “our”), a Delaware corporation, consists of 12 directors whose terms expire at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”). The Board is fully declassified such that the director nominees will stand for re-election for one-year terms.

Ann Iverson has attained retirement age and has not been nominated for re-election at the Annual Meeting. Effective as of the Annual Meeting, the then current size of the Board of Directors will be reduced by one. Our Board has nominated the remaining 11 directors for election at the Annual Meeting.

Director Qualifications, Skills and Experience

Pursuant to the Corporate Governance Guidelines adopted by our Board of Directors, nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, mature judgment, acumen, character, integrity, diversity, ability to make independent analytical inquiries, understanding of Owens Corning’s business environment, and willingness to devote adequate time and effort to Board responsibilities. The Board of Directors believes that each of the current directors and nominees for director exhibit these characteristics.

Additionally, the experiences we believe are important for directors to possess are tied to the strategy of the Company and can be generally summarized as follows:

•	Leadership experience at a large and/or global enterprise;

•	Current and/or past public company board experience;

•	Expertise in finance, marketing, public policy, strategy and/or corporate development;

•	Overall experience in the manufacturing sector, with globally distributed businesses, and in innovating business improvement; and

•	Experience with the design, execution and integration of transforming business combinations.

Set forth with each director’s biographical information is a description of the principal experience, qualifications, attributes or skills that led the Board to the conclusion that such individuals should serve as an Owens Corning director.

Board Structure

•	The Board will be fully declassified at the Annual Meeting and all directors will stand for re-election for a one-year term beginning at the Annual Meeting;

•

In 2016, the Company amended its bylaws, with shareholder approval, to implement majority voting in uncontested director elections, with a resignation requirement for directors not elected by a majority vote. Directors will be elected by a majority of votes cast at the Annual Meeting. Each person elected at the Annual Meeting will serve until the Annual Meeting of Stockholders in 2018 and until his/her successor is duly elected and qualified.

Your proxy will vote for each of the 11 nominees unless you specifically vote against any of the nominees or abstain from voting with respect to a director’s election. Pursuant to our bylaws, majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. “Votes cast” shall include votes against a director and shall exclude abstentions with respect to a director’s election. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. We do not know of any nominee of the Board of Directors who would be unable to serve if elected.

The Board of Directors recommends that you vote FOR each director nominee named in Proposal 1.

Nominees for Election as Directors for a Term Expiring at the Annual Meeting of Stockholders in 2018

CESAR CONDE, 43 Director Since 2014

Cesar Conde was named Chairman of NBCUniversal International Group, a Fortune 100 global media company, and NBCUniversal Telemundo Enterprises, a global media company, in September 2015. He joined NBCUniversal in October 2013 and was previously Executive Vice President overseeing NBCUniversal International. Prior to joining NBCUniversal, Mr. Conde served as President of Univision, a leading American media company with a portfolio of Spanish language television networks, radio stations and websites. Mr. Conde, who joined Univision in 2003, served in a variety of senior executive capacities and is credited with transforming it into a leading global, multi-platform media brand. Prior to Univision, Mr. Conde served as the White House Fellow for Secretary of State Colin L. Powell from 2002-2003. In March 2016, Mr. Conde joined the Board of Directors of PepsiCo Inc.

Public Company Directorships in the Last Five Years:

              PepsiCo, Inc.

Director Qualifications: Mr. Conde brings a diverse set of qualifications and perspectives to the Board based on his leadership experience in the public and private sector, including his tenure as a public company director at PepsiCo, Inc. and senior executive at NBCUniversal. Mr. Conde’s experience enables him to provide valuable insights to the Board regarding global business strategy, marketing, mergers and acquisitions (“M&A”), innovation, finance and technology.

J. BRIAN FERGUSON, 62 Director Since 2011

Mr. Ferguson retired from his position as Executive Chairman of Eastman Chemical Company, a global chemical company engaged in the manufacture and sale of a broad portfolio of chemicals, plastics and fibers, at the end of 2010, having retired as Chief Executive Officer of Eastman in May 2009. He became Chairman and Chief Executive Officer of Eastman in January 2002. He joined Eastman in 1977 and led several of its businesses in the U.S. and Asia. He currently serves as Director of Phillips 66. Mr. Ferguson is also the retired Chairman of the American Chemistry Council. Mr. Ferguson formerly served on The University of Tennessee Board of Trustees and NextEra Energy, Inc.

Public Company Directorships in the Last Five Years:

              NextEra Energy, Inc.

              Phillips 66

Director Qualifications: Mr. Ferguson brings to the Board, among other skills and qualifications, over 30 years of leadership experience at Eastman Chemical Company, which culminated in his service as Chief Executive Officer and as Executive Chairman. Additionally, he has served on the boards of several publicly traded companies. He has experience in international business, industrial operations, M&A, strategic planning and capital raising strategies, as well as in executive compensation, innovation and corporate governance. Mr. Ferguson’s extensive financial management experience led to his designation as an “audit committee financial expert.”

RALPH F. HAKE, 68 Director Since 2006

Mr. Hake retired as Chairman and Chief Executive Officer of the Maytag Corporation, a manufacturer of home and commercial appliances, in 2006. Prior to joining Maytag, Mr. Hake was Executive Vice President and Chief Financial Officer of Fluor Corporation, a $10 billion engineering and construction company. Mr. Hake also served in executive positions at Whirlpool Corporation. Prior to joining Whirlpool, Mr. Hake served in various corporate strategic and financial positions at the Mead Corporation of Dayton, Ohio. Mr. Hake also served on the Board of Directors of the National Association of Manufacturers and was Chairman of the group’s taxation and economic policy group.

Public Company Directorships in the Last Five Years:

               Rock-Tenn Company

               Exelis, Inc.

Director Qualifications: Mr. Hake brings to the Board, among other skills and qualifications, over 20 years of leadership experience with global manufacturing companies. He has served in senior financial and management roles as well as in leadership positions on the boards of other diversified public companies. His experience at public companies has provided Mr. Hake with extensive knowledge in governance, marketing, M&A, finance, strategic marketing, manufacturing and operations and enables him to make significant contributions to the Board. Mr. Hake’s extensive experience in financial management roles and understanding of accounting led to his designation as an “audit committee financial expert.”

F. PHILIP HANDY, 72 Director Since 2006

Mr. Handy has served as Chief Executive Officer of Winter Park Capital, an investment firm, since April 2015. He retired from Strategic Industries, a worldwide diversified service and manufacturing company, in April 2015, where he had served as Chief Executive Officer since 2001. He has held leadership positions with Equity Group Corporate Investments, Chart House, Donaldson, Lufkin and Jenrette and Fidelity Management and Research. In March 2008, he was re-appointed by President George W. Bush and confirmed by the Senate to serve a second term on the National Board of Education Sciences for a three-year term. Mr. Handy serves on the Boards of Anixter International, Inc., a leading global supplier of communications and security products and electrical and electronic wire and cable and Ignite Restaurant Group.

Public Company Directorships in the Last Five Years:

Anixter International, Inc.

Ignite Restaurant Group

Director Qualifications: Mr. Handy brings to the Board, among other skills and qualifications, over 40 years experience in business, finance and investing. He has significant experience leading a global manufacturing company as well as previously serving as Chief Executive Officer of two public companies, Chart House and Rewards Network, Inc. Mr. Handy also has experience serving as a director of other public and private companies. His experience enables him to provide insights concerning capital allocation, strategic marketing, governance, public policy, executive compensation, finance and investments.

EDWARD F. LONERGAN, 57 Director Since 2013

Mr. Lonergan has served as Executive Chairman of Zep Inc., an International provider of maintenance and cleaning solutions to the commercial, industrial, institutional and consumer markets since July 2015 and as Chairman and interim Chief Executive Officer since August 2016. Prior to joining Zep Inc., Mr. Lonergan served as Director, President and Chief Executive Officer of Chiquita Brands International, Inc., a leading international grower, distributor and marketer of fresh and value-added food products from October 2012 until the privatization of the company in January 2015. He served as Director, President and Chief Executive Officer of Diversey, Inc., a leading global provider of sustainable cleaning, sanitation and hygiene solutions, from February 2006 through the sale of the company to Sealed Air Corporation in October 2011. Prior to Diversey, Mr. Lonergan served as President, Europe for Gillette from May 2002 to January 2006. He was employed from 1981 to April 2002 by the Procter & Gamble Company, where he held a variety of leadership positions both domestically and internationally, including general management roles in customer business development and in emerging markets. He currently serves as a Senior Advisor at New Mountain Capital and on the Board of The Schwan Food Company.

Public Company Directorships in the Last Five Years:

      Chiquita Brands International, Inc.

Director Qualifications: Mr. Lonergan brings more than 35 years of international experience at public and private companies in various sectors, including significant leadership experience as the current Chairman & interim Chief Executive Officer of Zep, Inc. and the former Director, President and Chief Executive Officer of Chiquita Brands International and Diversey, Inc. He possesses extensive knowledge of global business operations, strong strategic marketing, M&A and financial management expertise, and a keen understanding of both the Business to Business and consumer products industries.

MARYANN T. MANNEN, 54 Director Since 2014

Ms. Mannen has served as Executive Vice President and Chief Financial Officer of TechnipFMC (a successor to FMC Technologies, Inc.), a global leader in subsea, onshore/offshore, and surface projects for the energy industry, since January 2017. From March 2014 to January 2017, she served as Executive Vice President and Chief Financial Officer of FMC Technologies, Inc. As Chief Financial Officer, she was responsible for overall financial management, financial reporting and transparency, and for multiple corporate functions. Previously, Ms. Mannen served as Senior Vice President and Chief Financial Officer from 2011 to early 2014. She previously served as Treasurer, Vice President and Deputy Chief Financial Officer. Before joining FMC Technologies, Inc. in 1986, Ms. Mannen served as Finance Manager for Sheller-Globe Corporation.

Director Qualifications: Ms. Mannen has extensive leadership experience in finance, M&A, manufacturing and management. Her well-rounded management experience at a publicly traded, energy sector manufacturer, particularly in her current role as Chief Financial Officer, enables her to contribute important insights regarding business strategy, risk management, governance and finance. Ms. Mannen’s financial management experience and extensive knowledge of accounting led to her designation as an “audit committee financial expert.”

JAMES J. MCMONAGLE, 72 Director Since 2007

Mr. McMonagle has been Of Counsel at Vorys, Sater, Seymour & Pease LLP, a law firm in Cleveland, Ohio, since 2002. Mr. McMonagle is Director and Chairman of the Board of Selected Family of Funds and formerly served as Senior Vice President, General Counsel and Secretary of University Hospital Health System, Inc. and University Hospitals of Cleveland. He also served as Common Pleas Court Judge of Cuyahoga County, Ohio, and as an attorney in private practice.

Director Qualifications: Mr. McMonagle’s distinguished career as an attorney, general counsel, board chairman and as a judge enables him to provide the Board valuable insights regarding regulatory risk, governance, government processes and law.

W. HOWARD MORRIS, 56 Director Since 2007

Mr. Morris has been President and Chief Investment Officer of The Prairie & Tireman Group, an investment partnership, since 1998. Mr. Morris was formerly Vice President and Senior Portfolio Manager at Comerica Asset Management from 2006 to 2007, Emergency Financial Manager, Inkster, Michigan Public Schools, from 2002 to 2005, and Chief Financial Officer, Detroit, Michigan Public School District, from 1999 to 2000. He is a Certified Public Accountant and Chartered Financial Analyst.

Director Qualifications: Mr. Morris brings to the Board, among other skills and qualifications, experience in auditing, finance and investments. Mr. Morris’ experience as Chief Investment Officer of an investment partnership, his experience as a Certified Public Accountant, Chartered Financial Analyst and his knowledge of finance led to his designation as an “audit committee financial expert.”

SUZANNE P. NIMOCKS, 58 Director Since 2012

Ms. Nimocks was formerly a Director with McKinsey & Company, a global management consulting firm, from June 1999 to March 2010, and was with the firm in various capacities since 1989, including as leader of the firm’s Global Petroleum Practice, Electric Power & Natural Gas Practice, as well as the Global Organization Practice. Ms. Nimocks served on several of the firm’s worldwide personnel committees for many years and formerly served as the Houston Office Manager.

Ms. Nimocks currently serves on the Boards of Encana Corporation, Rowan Companies plc, ArcelorMittal, the Houston Zoo and is a Trustee for the Texas Children’s Hospital. Ms. Nimocks is a former Board member of the Greater Houston Partnership, United Way of the Texas Gulf Coast and the American Heart Association, and a former Trustee of the St. John’s School in Houston.

Public Company Directorships in the Last Five Years:

              Encana Corporation

              Rowan Companies plc

              ArcelorMittal

Director Qualifications: Ms. Nimocks brings to the Board, among other skills and qualifications, over 20 years of experience in a global management consulting firm, focusing on strategic planning, corporate finance, innovation, M&A and risk management. Ms. Nimocks also has extensive experience in serving as a director of other global public companies in various sectors.

MICHAEL H. THAMAN, 53 Director Since 2006

Mr. Thaman has served as Owens Corning’s President and Chief Executive Officer since 2007 and as Chairman since 2006. Mr. Thaman joined Owens Corning in 1992 and held a variety of leadership positions at Owens Corning, including serving as Chief Financial Officer beginning in 2000, President of the Exterior Systems Business beginning in 1999 and President of the Engineered Pipe Systems Business beginning in 1997. Prior to joining Owens Corning, Mr. Thaman was Vice President in the New York office of Mercer Management Consulting, a strategy consulting firm. Mr. Thaman is a Director of Kohler Co.

Public Company Directorships in the Last Five Years:

              NextEra Energy, Inc.

Director Qualifications: Mr. Thaman has significant leadership experience with Owens Corning. The Board believes that Mr. Thaman’s strong leadership skills, financial acumen, extensive business experience and knowledge of the Company, its products, investors and its customers is of tremendous value to the Board. This experience and knowledge qualifies Mr. Thaman to provide insight to the Board on Owens Corning’s operations, business strategy and talent, as well as financial matters. In addition to his other skills and qualifications, Mr. Thaman’s role as both Chairman and Chief Executive Officer of Owens Corning serves as a vital link between management and the Board of Directors, allowing the Board to perform its oversight role with the benefit of management’s perspective on business and strategy.

JOHN D. WILLIAMS, 62 Director Since 2011

Mr. Williams has served as President and Chief Executive Officer and Director of Domtar Corporation, a manufacturer of fiber-based products including communication papers, specialty and packaging papers and absorbent hygiene products, since joining the company in 2009. From 2000 to 2008, Mr. Williams served in senior executive positions with SCA Packaging Ltd. and SCA Packaging Europe, among Europe’s largest producers of containerboard paper used for the manufacturing of corrugated box products. During this period, he served as President of SCA Packaging Europe, from 2005 to 2008, and as regional managing director for the company’s U.K. and Ireland operations from 2000 to 2005. Prior to joining SCA Packaging, Mr. Williams held a number of increasingly senior positions in sales, marketing, management and operations with Rexam PLC; Packaging Resources, Inc.; Huhtamaki; Alberto Culver (U.K.) Ltd.; and MARS Group.

Public Company Directorships in the Last Five Years:

              Domtar Corporation

Director Qualifications: Mr. Williams brings to the Board, among other skills and qualifications, significant leadership experience as President, Chief Executive Officer and Director of Domtar Corporation, a large publicly traded manufacturer and previously as a senior executive in the European packaging industry. He has extensive experience in international business, manufacturing, management, operations, sales and marketing.

Director Retiring at the Annual Meeting ANN IVERSON, 73 Director Since 2006

Ms. Iverson has provided international consulting services in Carefree, Arizona, since 1998. Prior to that, Ms. Iverson served as Chief Executive Officer of Laura Ashley Holdings plc, Mothercare plc and Kay-Bee Toy Stores, Chairperson of Brooks Sports, Inc. and Chairperson of the Board of Trustees of Thunderbird-The School of Global Management. She has held executive positions with Bloomingdales and Federated Department Stores, Inc. Ms. Iverson also has been awarded the Ellis Island Medal of Honor.

Governance Information

Corporate Governance Practices and Highlights

Board Structure

•      92% of the Board is independent (11 of 12 directors)

•      100% independent Audit, Compensation, Finance and Governance and Nominating Committees

•      Lead Independent Director with robust and defined responsibilities

•      Board access to senior management and independent advisors

•      Executive sessions of independent directors at every regular Board and Committee meeting

Board Composition • Over 40% gender and ethnic diversity among non-management directors • Six new independent directors added since 2011

Stockholder Rights and Engagement

•      Members of the Board of Directors elected annually

•      Majority vote standard in uncontested director elections with mandatory resignation requirement

•      Robust stockholder outreach program

•      No Stockholder Rights Plan

•      Annual advisory vote on named executive officer compensation

Policies and Practices

•      Clawback, anti-hedging and anti-pledging policies

•      Annual Board, Chairman/CEO, Committee evaluation process and review of management succession

•      Robust stock ownership guidelines:

– Directors: 5 times maximum annual cash retainer

– CEO: 6 times base salary

– Named executive officers: 3 times base salary

•      Overboarding policy

•      Mandatory director retirement age of 73

•      Global Code of Conduct for Employees, Officers and Directors

Other Highlights

•      Earned placement in the Dow Jones Sustainability World Index for the seventh year in a row

•      Ranked #1 for four years consecutively in the Building Products Group of the DJSI World Index

•      Earned “Gold Class” score and “Industry Mover” distinction in 2017 as one of the world’s most sustainable companies for the fourth consecutive year

•      Obtained a perfect score on the Human Rights Campaign’s 2017 Corporate Equality Index, for the thirteenth time

Director Retirement, Refreshment and Succession

Pursuant to the Corporate Governance Guidelines, the mandatory retirement age for directors is 73. A director who has attained age 73 may continue to serve as a director until the next succeeding Annual Meeting of Stockholders. Accordingly, at the Annual Meeting, Ms. Iverson is not being nominated for re-election and will retire.

Per its charter, the Governance and Nominating Committee is responsible for reviewing with the Board the appropriate skills and characteristics of Board members in the context of the current make-up of the Board. Further, the Governance and Nominating Committee makes recommendations to the Board regarding size and composition, reviews the suitability of directors for continued service and is responsible for responding to any concerns of directors relating to the performance of the Board.

The Governance and Nominating Committee also makes recommendations to the Board regarding the size, composition and leadership of each standing committee of the Board and recommends individual directors to fill any vacancy that might occur on a committee.

Since 2011, six new non-management directors have been added to the Board.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines which, in conjunction with our Certificate of Incorporation, bylaws and Board committee charters, form the framework for our corporate governance. The Governance and Nominating Committee reviews the Corporate Governance Guidelines periodically and makes revisions, as necessary. The Corporate Governance Guidelines are published on our website at http://www.owenscorning.com and will be made available in print upon request by any stockholder to the Secretary of the Company.

Board Leadership

Pursuant to the Corporate Governance Guidelines, the Board has the authority to select its Chairperson based on its collective best judgment as to the candidate best suited to meet the Company’s needs at a given time. Currently, Michael H. Thaman serves as Owens Corning’s Chairman of the Board, President and Chief Executive Officer (“Chairman and CEO”) and John D. Williams, a non-management director, serves as lead independent director (“Lead Independent Director”) of the Board. The Board of Directors believes that this leadership structure is appropriate for Owens Corning in light of the Company’s governance structure, current needs and business environment as well as the unique talents, experiences and attributes of the individuals in those roles.

Mr. Thaman served as Chairman of the Board in 2006 prior to his election as the Company’s Chief Executive Officer. Upon his election as Chief Executive Officer in December 2007, the Chairman and CEO positions were combined in order to ensure a single, strong senior management voice, with clear and consistent leadership on critical strategic objectives. The Board’s prior experience working with Mr. Thaman in the Chairman position strongly supported its conclusion that the Company and its stockholders would be best served with Mr. Thaman leading Owens Corning as its Chairman and CEO.

The Board of Directors further determined that it was appropriate to have a structure that provided strong leadership among the independent directors of the Board. John Williams has served as Lead Independent Director since April 2015. Mr. Williams has served as director of the Company since 2011 and has experience serving as Chairman of the Audit Committee and Governance and Nominating Committee. Additionally, the Board, which consists entirely of independent directors other than Mr. Thaman, exercises an independent oversight function. Each of the Board committees is comprised entirely of independent directors. Regular executive sessions of the independent directors are held and each year, an evaluation of the Chairman and CEO in several key areas, is completed by each of the independent directors.

The Board of Directors has complete access to the Company’s management and believes that its ongoing ability to review the leadership structure of the Board and to make changes as it deems necessary and appropriate gives it the flexibility to meet varying business, personnel and organizational needs over time.

Lead Independent Director

The independent directors on our Board of Directors have elected a Lead Independent Director to serve in a lead capacity to coordinate the activities of the other independent directors and to perform such other duties and responsibilities as the Board of Directors may determine. In February 2017, John D. Williams was re-elected to serve as Lead Independent Director, effective April 2017, for another two-year term.

The responsibilities of the Lead Independent Director, as provided in the Charter of Lead Independent Director for Owens Corning, include:

•	presiding at meetings of the Board in the absence of, or upon the request of, the Chairman;
•	serving as a designated member of the Executive Committee of the Board;
•	presiding over all executive sessions of non-management directors and independent directors and reporting to the Board, as appropriate, concerning such sessions;
•

reviewing and approving Board meeting agendas and schedules in collaboration with the Chairman to ensure there is sufficient time for discussion, recommending matters for the Board to consider and advising on the information submitted to the Board by management;

•

serving as a liaison and supplemental channel of communication between the non-management/independent directors and the Chairman without inhibiting direct communication between the Chairman and other directors;

•	serving as the principal liaison for consultation and communication between the non-management/independent directors and stockholders; and
•	advising the Chairman concerning the retention of advisors and consultants who report directly to the Board.

The Charter of Lead Independent Director for Owens Corning is available on our website at http://www.owenscorning.com. The Board of Directors evaluates its structure and composition annually and believes that having a strong Lead Independent Director with significant leadership responsibilities, as described above, coupled with a strong and effective Chairman and CEO is currently the appropriate Board leadership structure for Owens Corning.

Board, Committee and Chairman and CEO Evaluation Process

Each year, the Governance and Nominating Committee facilitates a process to evaluate the effectiveness of the Board, its committees and the Chairman and CEO.

The Board and its committees complete self-assessment questionnaires and have individual discussions with the Lead Independent Director to evaluate effectiveness in several areas including composition, structure and processes. The completed questionnaires are summarized by a third party law firm. The Governance and Nominating Committee utilizes the results of this process to recommend changes to Board processes, to determine critical skills required of prospective director candidates and to make recommendations for committee assignments.

The Governance and Nominating Committee also prepares and circulates evaluations to the independent directors regarding the performance of the Chairman and CEO in several key performance areas.

Non-management directors discuss their feedback on the Chairman and CEO with the Lead Independent Director. The results of the process are discussed in an executive session of the non-management directors and are also factored into the Compensation Committee’s performance evaluation of the Chairman and CEO.

Risk Oversight

The Audit Committee of the Board of Directors has primary responsibility for facilitating the Board’s oversight of the Company’s management of key risks and financial exposures. Pursuant to its charter, the Audit Committee’s responsibilities include:

•	Reviewing annually and receiving periodic updates on the Company’s identification of its key risks, major financial exposures and related mitigation plans;

•	Overseeing the Company’s management of key risks and major financial exposures that fall within the specific purview of the Audit Committee;

•	Ensuring that the Board and its committees oversee the Company’s management of key risks and major financial exposures within their respective purviews; and

•	Evaluating periodically the effectiveness of the above referenced process of oversight by the Board and its committees.

The Compensation, Finance and Governance and Nominating Committees of the Board of Directors each review and evaluate risks associated with their respective areas. Each of the Board Committees provides reports concerning its respective risk management activities to the Board of Directors and the Board considers and discusses such reports.

Owens Corning also has a management risk committee (the “Risk Committee”) which is responsible for overseeing and monitoring the Company’s risk assessment and mitigation related actions. The Risk Committee’s membership has broad based functional representation, including members from the corporate audit, finance, legal, security, treasury and business functions. The Risk Committee provides periodic updates to the Executive Officers and to the Audit Committee of the Board of Directors concerning risk.

Communications with Directors

Stockholders and other interested parties may communicate with the Lead Independent Director or any other non-management director by sending an email to non-managementdirectors@owenscorning.com. All such communications are promptly reviewed by the Senior Vice President and General Counsel and/or the Vice President, Internal Audit for evaluation and appropriate follow-up. The Board of Directors has determined that communications considered to be advertisements, or other types of “Spam” or “Junk” messages, unrelated to the duties or responsibilities of the Board, should be discarded without further action. A summary of all other communications is reported to the non-management directors. Communications alleging fraud or serious misconduct by directors or executive officers are immediately reported to the Lead Independent Director. Complaints regarding business conduct policies, corporate governance matters, accounting controls or auditing are managed and reported in accordance with Owens Corning’s existing Audit Committee complaint policy or business conduct complaint procedure, as appropriate.

Director Qualification Standards

Pursuant to New York Stock Exchange listing standards, our Board of Directors has adopted Director Qualification Standards with respect to the determination of director independence that incorporate the independence requirements of the New York Stock Exchange corporate governance listing standards. The standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. The full text of our Director Qualification

Standards is available on our website at http://www.owenscorning.com. Using these standards, the Board determines whether a director has a material relationship with the Company other than as a director.

Director Independence

With the assistance of legal counsel, the Governance and Nominating Committee reviewed the applicable legal standards for director and Board Committee independence, our Director Qualification Standards, and the criteria applied to determine “audit committee financial expert” status. The Committee also reviewed reports of the answers to annual questionnaires completed by each of the independent directors and of transactions with director affiliated entities. On the basis of this review, the Governance and Nominating Committee delivered recommendations to the Board of Directors and the Board made its independence and “audit committee financial expert” determinations based upon the Committee’s reports and recommendations.

The Board of Directors has determined that 11 of the current 12 directors are independent. Specifically, directors Conde, Ferguson, Hake, Handy, Iverson, Lonergan, Mannen, McMonagle, Morris, Nimocks and Williams are independent under the standards set forth in our Director Qualification Standards and applicable New York Stock Exchange listing standards. Mr. Thaman is not independent. The Board of Directors also has determined that all of the directors serving on the Audit, Compensation, and Governance and Nominating Committees are independent and satisfy relevant requirements of the Securities and Exchange Commission (the “SEC”), the New York Stock Exchange, Owens Corning and the respective charters for the members of such committees.

Executive Sessions of Directors

Our Corporate Governance Guidelines specify that executive sessions or meetings of non-management directors without management present must be held regularly (at least three times a year) and at least one meeting must include only independent directors. Currently, all of our non-management directors are independent. In 2016, the independent directors met in executive session five times. Our Lead Independent Director presides over all executive sessions of the Board and of non-management directors.

Owens Corning Policies on Business Ethics and Conduct

Code of Business Conduct Policy

All of our employees, including our Chief Executive Officer, Chief Financial Officer and Controller, are required to abide by Owens Corning’s Code of Business Conduct Policy to ensure that our business is conducted in a consistently legal and ethical manner. This policy forms the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct and the high integrity level of our employees. Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

Ethics Policy for Chief Executive and Senior Financial Officers

The Company also has adopted an Ethics Policy for Chief Executive and Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer and Controller (“Senior Financial Officers”), that provides, among other things, that Senior Financial Officers must comply with all laws, rules and regulations that govern the conduct of the Company’s business and that no Senior Financial Officer may participate in a transaction or otherwise act in a manner that creates or appears to create a conflict of interest unless the facts and circumstances are disclosed to and approved by the Governance and Nominating Committee or Audit Committee, as appropriate.

Employees are expected to report any conduct that they believe to be an actual or apparent violation of Owens Corning’s Policies on Business Ethics and Conduct.

The Sarbanes-Oxley Act of 2002 requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We have adopted and comply with such procedures.

Directors’ Code of Conduct

The members of our Board of Directors are required to comply with a Directors’ Code of Conduct (the “Code”). The Code is intended to focus the Board and the individual directors on areas of ethical risk, help directors recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and foster a culture of honesty and accountability. The Code covers all areas of professional conduct relating to service on the Owens Corning Board, including conflicts of interest, unfair or unethical use of corporate opportunities, strict protection of confidential information, compliance with all applicable laws and regulations, sustainability and oversight of ethics and compliance by employees of the Company.

The full texts of our Code of Business Conduct Policy, Ethics Policy for Chief Executive and Senior Financial Officers and Directors’ Code of Conduct are published on our website at http://www.owenscorning.com and will be made available in print upon request by any stockholder to the Secretary of the Company. To the extent required by applicable SEC rules or New York Stock Exchange listing standards, we intend to post any amendments to or waivers from the Ethics Policy for Chief Executive and Senior Financial Officers to our website in the section titled “Corporate Governance.”

Sustainability

At Owens Corning, we strive to continuously pursue strategies and actions in the areas of product sustainability, environmental stewardship, economic growth and social progress. We disclose our progress in an Annual Sustainability Report.

In 2016, our sustainability efforts were recognized externally in the following ways:

•	We earned, for the seventh year in a row, placement in the Dow Jones Sustainability World Index (“DJSI”) for our sustainability performance.

•	For the fourth year in a row, the Company was named the Industry Leader for the DJSI World Building Products Group.

•

We have earned a “Gold Class” score and “Industry Mover” distinction in 2017 and were recognized as one of the world’s most sustainable companies for the fourth consecutive year by sustainability investment specialist RobecoSAM.

•	We have earned a perfect score on the 2017 Corporate Equality Index, administered by the Human Rights Campaign Foundation, for the thirteenth time.

Board and Committee Membership

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer, Chief Financial Officer and other officers, by reviewing materials provided to them, by visiting our offices and plants, and by participating in meetings of the Board and its committees. Board members are expected to regularly attend Board and committee meetings as well as our Annual Meetings of Stockholders, unless an emergency prevents them from doing so. Each of our directors was present at the 2016 Annual Meeting of Stockholders.

During 2016, the Board of Directors met six times. Each of our directors attended at least 75 percent of the meetings of the Board and Board committees on which he or she served.

Name	Audit	Compensation	Governance and Nominating	Executive	Finance
Mr. Conde*		X			X
Mr. Ferguson*	C			X	X
Mr. Hake*	X		X
Mr. Handy*		X	X
Ms. Iverson*	X				X
Mr. Lonergan*		C	X	X
Ms. Mannen*	X		X
Mr. McMonagle*		X			X
Mr. Morris*	X				X
Ms. Nimocks*		X		X	C
Mr. Williams*†			C	X
Mr. Thaman				C
2016 Meetings	8	5	4	—	4

C = Committee Chairman     X = Committee Member         * = Independent        † = Lead Independent Director

Each of the standing Committees of our Board of Directors acts pursuant to a charter that has been approved by our Board. These charters are updated periodically and can be found on the Company’s website at http://www.owenscorning.com and will be made available in print upon request by any stockholder to the Secretary of the Company.

Director Service on Other Public Boards (Overboarding Policy)

The Corporate Governance Guidelines state that directors who are employed full time as executives shall not serve on more than three publicly traded company boards (including service on the Company’s Board) and other directors shall not serve on more than five boards of publicly traded companies (including service on the Company’s Board). This is to ensure that our directors devote adequate time for preparation and attendance at Board and Committee meetings, including the Annual Meeting of Stockholders.

The Company’s Audit Committee Charter states that no director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other publicly traded companies, unless the Board determines that such simultaneous service would not impair the ability of such director effectively to serve on the Committee.

The Audit Committee

Responsibilities

The Audit Committee is responsible for preparing the Audit Committee report required by SEC rules and assisting the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company, including assisting the Board’s oversight of:

•	the integrity of the Company’s financial statements,
•	the Company’s compliance with legal and regulatory requirements,
•	the Company’s independent registered public accounting firm’s qualifications and independence, and
•	the performance of the independent registered public accounting firm and the Company’s internal audit function.

The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” for purposes of the SEC rules.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements of the Company contained in the Annual Report on Form 10-K with management. The Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP per the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

By The Audit Committee:

J. Brian Ferguson, Chairman

Ralph F. Hake

Ann Iverson

Maryann T. Mannen

W. Howard Morris

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2017.

Principal Accounting Fees and Services

The aggregate fees billed and services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2016 and 2015 are as follows (in thousands):

	2016	2015
Audit Fees (1)	$4,698	$4,344
Audit-Related Fees (2)	99	100
Tax Fees (3)	382	168
All Other Fees (4)	34	34

Total Fees	$5,213	$4,646

(1)	Amounts shown reflect fees for the years ended December 31, 2016 and 2015, respectively.
(2)	Audit-related fees for 2016 and 2015 consisted primarily of agreed upon procedures reports, attestation reports and the issuance of comfort letters.
(3)	Tax fees relate to compliance, consulting and transfer pricing.
(4)	Other fees relate primarily to research software and a supplier audit.

It is the Company’s practice that all services provided by its independent registered public accounting firm be pre-approved either by the Audit Committee or by the Chairman of the Audit Committee pursuant to authority delegated by the Audit Committee. No part of the independent registered public accounting firm services related to the Audit-Related Fees, Tax Fees, or All Other Fees listed in the table above was approved by the Audit Committee pursuant to the exemption from pre-approval provided by paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

The Compensation Committee

Responsibilities

The Compensation Committee is responsible for oversight of the Company’s executive compensation, including authority to determine the compensation of the executive officers, and for producing an annual report on executive compensation in accordance with applicable rules and regulations. The Compensation Committee may delegate power and authority to subcommittees of the Compensation Committee as it deems appropriate. However, the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard required to be exercised by the Compensation Committee as a whole. The Compensation Committee has the sole authority to retain or terminate a compensation consultant to assist the Compensation Committee in carrying out its responsibilities, including sole authority to approve the consultant’s fees and other retention terms. The consultant’s fees will be paid by the Company.

In overseeing the Company’s policies concerning executive compensation for officers, the Compensation Committee:

•

reviews at least annually the goals and objectives of the Company’s executive compensation plans and amends, or recommends that the Board amend, these goals and objectives if the Compensation Committee deems it appropriate;

•

reviews at least annually the Company’s executive officer compensation plans in light of the Company’s goals and objectives, and, if the Compensation Committee deems it appropriate, adopts or recommends to the Board the adoption of new, or the amendment of existing, executive compensation plans;

•

evaluates annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and, either alone as a committee or together with the other independent directors, sets the Chief Executive Officer’s compensation level based on this evaluation;

•	approves the pay structure, salaries and incentive payments of all other executive officers of the Company, as well as the funding level of the Company’s annual and long-term incentive plans; and
•	reviews and approves any severance or termination arrangements to be made with any executive officer of the Company.

The Compensation Committee also reviews the Company’s executive compensation programs on a continuing basis to determine that they are properly integrated and that payments and benefits are reasonably related to executive and Company performance and operate in a manner consistent with that contemplated when the programs were established.

Compensation Consultant

The Senior Vice President, Organization & Administration, along with Owens Corning’s Human Resources staff, support the Compensation Committee in its work. In addition, the Compensation Committee has authority to engage the services of outside advisors, experts and others to assist the Compensation Committee.

The Compensation Committee engaged the services of Meridian Compensation Partners, LLC (“Consultant”) during 2016 to serve as its independent outside compensation consultant to advise the

Compensation Committee on all matters related to Chief Executive Officer and other executive, as well as director, compensation. Specifically, the Consultant provided relevant market data and trend information, advice, alternatives and recommendations to the Compensation Committee, as further described below.

The Governance and Nominating Committee

Responsibilities

The Governance and Nominating Committee is responsible for:

•	reviewing with the Board the appropriate skills and characteristics required of Board members;
•	recommending to the Board size and composition of the Board;
•

identifying, screening and recommending to the Board director nominees for election by the stockholders or appointment by the Board, as the case may be, pursuant to the bylaws, which selections shall be consistent with the Board’s criteria for selecting new directors;

•	reviewing stockholder nominations for members of the Board;
•	reviewing the suitability for continued service as director or each Board member when his or her term expires and when he or she has a significant change in status;
•	developing and reviewing the corporate governance principles adopted by the Board and recommending any desirable changes to the Board;
•	considering any other corporate governance issues that arise from time to time and developing appropriate recommendations for the Board;
•	overseeing the annual evaluation of the Board as a whole, Board committees and the Chairman and Chief Executive Officer;
•	recommending procedures for reviewing strategic plans of the Company;
•	advising the Chairman of the Board regarding meeting dates, agenda and the character of information to be presented at Board meetings;
•	ensuring that the Board reviews plans and management recommendations for management continuity and development; and
•	regularly reporting its activities to the Board.

Director Nomination Process

The Governance and Nominating Committee evaluates potential candidates for Board membership on an ongoing basis. The Committee is authorized to use any methods it deems appropriate for identifying candidates for Board membership, including recommendations from current Board members, outside search firms and stockholders. Where outside search firms are utilized, they assist the Committee in both identifying and evaluating potential nominees.

Director Qualifications

Pursuant to the Company’s Corporate Governance Guidelines, nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, mature judgment, acumen, character, integrity, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time and effort to Board responsibilities.

Consideration of Diversity

Pursuant to its charter, the Governance and Nominating Committee is responsible for identifying and recommending director nominees consistent with the director qualification criteria described above, including diversity, so as to enhance the Board’s ability to manage and direct the affairs and business of the Company. In identifying director nominees, the Committee considers diversity as provided in its charter, and the Corporate Governance Guidelines. The Committee considers diversity expansively against the charter standard of enhancing the Board’s ability to manage and direct the affairs and business of the Company. The effectiveness of this process is assessed annually by the full Board as part of the Board self-evaluation process. The Committee believes that its consideration of diversity effectively implements the charter requirements.

Consideration of Director Candidates Recommended by Stockholders

Under its charter, the Governance and Nominating Committee is responsible for reviewing stockholder nominations for director. The Committee does not have a formal policy with respect to the consideration of director candidates recommended by stockholders. However, its practice is to consider those candidates on the same basis and in the same manner as it considers recommendations from other sources. Such recommendations should be submitted to the Secretary of the Company and should include information about the background and qualifications of the candidate.

The Executive Committee

The Executive Committee has the authority to act for the Board between meetings of the Board of Directors subject to its charter, applicable law and New York Stock Exchange listing standards.

The Finance Committee

The Finance Committee is responsible for exercising oversight responsibility with respect to the Company’s material and strategic financial matters, including those related to investment policies and strategies, merger and acquisition transactions, financings, capital structure, and for advising Company management and the Board with respect to such matters.

REVIEW OF TRANSACTIONS WITH RELATED PERSONS

There are no transactions with related persons, as defined in Item 404 of Regulation S-K, to report for the fiscal year ended December 31, 2016.

The Company has various written policies in place pertaining to related party transactions and actual or potential conflicts of interest by directors, officers, employees, and members of their immediate families, including reference in the charter of the Audit Committee.

The Company has a Directors’ Code of Conduct that provides, among other things, that a director who has an actual or potential conflict of interest:

•	must disclose the existence and nature of such actual or potential conflict to the Chairman of the Board and the Chairman of the Governance and Nominating Committee; and
•	may proceed with the transaction only after receiving approval from the Governance and Nominating Committee.

EXECUTIVE OFFICERS OF OWENS CORNING

The name, age and business experience during the past five years of Owens Corning’s executive officers as of March 16, 2017 are set forth below. Each executive officer holds office until his/her successor is elected and qualified or until his/her earlier resignation, retirement or removal. All those listed have been employees of Owens Corning during the past five years except as indicated.

Name and Age	Position*
Brian D. Chambers (50)	President, Roofing and Asphalt since October 2014; formerly Vice President and General Manager, Roofing and Asphalt (2013); Vice President and Managing Director, Composites (2011).

Julian Francis (50)	President, Insulation Business since October 2014; formerly Vice President and General Manager, Residential Insulation (2012); Vice President and General Manager, Glass Reinforcements (2011).

Arnaud Genis (52)	President, Composites since April 2016; formerly Group President, Composites since December 2010.

Ava Harter (47)	Senior Vice President, General Counsel and Secretary since May 2015; formerly General Counsel, Chief Compliance Officer and Corporate Secretary, Taleris America LLC, a provider of operations services to airlines and cargo carriers (2012).

Michael C. McMurray (52)	Senior Vice President and Chief Financial Officer since August 2012; formerly Vice President, Finance, Building Materials Group (2011).

Kelly J. Schmidt (51)	Vice President, Controller since April 2011.

Daniel T. Smith (52)	Senior Vice President, Organization and Administration since November 2014; formerly Senior Vice President, Information Technology and Human Resources since 2012.

Michael H. Thaman (53)	President and Chief Executive Officer since December 2007 and Chairman of the Board since April 2006. Director since 2006.

*	Information in parentheses indicates year during the past five years in which service in position began.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information, as of February 21, 2017 unless otherwise indicated, about the beneficial ownership of Owens Corning’s common stock for each stockholder known by us to own beneficially 5% or more of our common stock; each of our directors; each of the named executive officers; and all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and, except as otherwise indicated by footnote, the number of shares and percentage ownership indicated in the following table is based on 112,598,246 outstanding shares of Owens Corning common stock as of February 21, 2017. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Beneficial Ownership
5% Stockholders, Directors and Executive Officers	Number of Shares		Percent of Total
Beneficial Owners of 5% or More of Our Common Stock
The Vanguard Group	10,254,377	(1)	9.1%
Barrow, Hanley, Mewhinney & Strauss, LLC	7,185,494	(2)	6.4%
BlackRock, Inc.	7,126,037	(3)	6.3%
Directors and Named Executive Officers
Cesar Conde	7,310	(4)	*
J. Brian Ferguson	53,016	(4)	*
Ralph F. Hake	52,695	(4)	*
F. Philip Handy	63,470	(4)	*
Ann Iverson	48,999	(4)	*
Edward F. Lonergan	18,564	(4)	*
Maryann T. Mannen	7,310	(4)	*
James J. McMonagle	52,216	(4)	*
W. Howard Morris	37,366	(4)(5)	*
Suzanne P. Nimocks	14,153	(4)	*
John D. Williams	25,394	(4)	*
Michael H. Thaman	1,225,590	(4)(6)(7)	1.1%
Brian D. Chambers	73,713	(6)(7)	*
Arnaud Genis	85,918	(6)(7)	*
Michael C. McMurray	102,210	(4)(6)(7)	*
Daniel T. Smith	101,790	(4)(6)(7)	*
Executive officers and directors as a group (19 persons)	2,055,162	(4)(5)(6)(7)	1.8%

*	Represents less than 1%

(1)	Based solely upon a Schedule 13G/A filed with the SEC on February 10, 2017, The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, beneficially owned 10,254,377 shares of our common stock, with sole voting power over 67,987 shares, shared voting power over 12,558 shares, sole dispositive power over 10,180,137 shares and shared dispositive power over 74,240 shares as of December 31, 2016.
(2)	Based solely upon a Schedule 13G filed with the SEC on February 9, 2017, Barrow, Hanley, Mewhinney & Strauss, LLC, 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201-2761, reports beneficial ownership of 7,185,494 shares of our common stock, with sole voting power over 1,861,067 shares, shared voting power over 5,324,427 shares, and sole dispositive power over 7,185,494 shares as of December 31, 2016.
(3)	Based solely upon a Schedule 13G/A filed with the SEC on January 25, 2017, BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, reports beneficial ownership of 7,126,037 shares of our common stock, with sole voting power over 6,040,119 shares and sole dispositive power over 7,126,037 shares as of December 31, 2016.

(4)	Includes deferred stock over which there is currently no investment or voting power, as follows: Mr. Conde, 7,310; Mr. Ferguson, 34,616; Mr. Hake, 41,546; Mr. Handy, 63,470; Ms. Iverson, 39,265; Mr. Lonergan, 16,564; Ms. Mannen, 7,310; Mr. McMonagle, 44,801; Mr. Morris, 31,776; Ms. Nimocks, 14,153; Mr. Williams, 21,709; Mr. Thaman, 315,001; Mr. McMurray, 10,200; Mr. Smith, 20,782; and all executive officers and directors as a group (19 persons), 672,759.
(5)	Includes 1,000 shares held by a family member as to which beneficial ownership is disclaimed by Mr. Morris, except to the extent of his pecuniary interest.
(6)	Includes restricted shares over which there is voting power, but no investment power, as follows: Mr. Thaman, 121,050; Mr. Chambers, 20,275; Mr. Genis, 42,800; Mr. McMurray, 17,700; Mr. Smith, 21,650; and all executive officers and directors as a group (19 persons), 262,455.
(7)	Includes shares which are not owned but are unissued shares subject to exercise of options, or which will be subject to exercise of options within 60 days after February 21, 2017, as follows: Mr. Thaman, 488,575; Mr. Chambers, 31,025; Mr. Genis, 10,725; Mr. McMurray, 47,825; Mr. Smith, 41,425; and all executive officers and directors as a group (19 persons), 643,825.

EXECUTIVE COMPENSATION*

Compensation Discussion and Analysis

In this section, we discuss our compensation philosophy and describe and analyze the compensation program for Michael H. Thaman, our Chief Executive Officer (“CEO”); Michael C. McMurray, our Chief Financial Officer (“CFO”); and Arnaud P. Genis (our President, Composites), Daniel T. Smith (our Senior Vice President, Organization & Administration), and Brian Chambers (our President, Roofing & Asphalt), who collectively were our next three most highly paid executive officers (collectively, “named executive officers” or “NEOs”) for 2016. More specifically, we explain how our Board’s Compensation Committee (the “Committee”) determines compensation for our NEOs and its rationale for specific 2016 decisions for the named executive officers. We also discuss the ways in which our program advances our fundamental objective of aligning our named executive officers’ compensation with the long-term interests of Owens Corning’s stockholders.

2016 Company Performance

In 2016, Owens Corning (the “Company”) delivered $699 million in reported earnings before interest and taxes (“EBIT”), an improvement over the prior year, and $746 million in Adjusted EBIT, the largest improvement in adjusted earnings before interest and taxes (“Adjusted EBIT”)** in the Company’s history. All three businesses, Composites, Insulation, and Roofing, made substantial contributions to earnings. Overall improvement was driven by positive macro-economic trends as well as strong commercial execution. Key accomplishments in 2016 included:

•

Owens Corning delivered a year-over-year improvement in safety performance, with a Recordable Incident Rate of 0.50. The severity of our injuries continues to decrease. Our goal is to achieve and maintain injury-free workplaces across our Company.

•	Composites delivered record earnings of $264 million in EBIT***, a $32 million improvement over 2015 performance, driven by volume and pricing strength.

•

Insulation delivered $126 million in EBIT, a $34 million decline from 2015 performance. Performance gains outside of U.S. new construction were offset by a loss of earnings resulting from a commercial dispute with a large residential insulation installer.

•

Roofing delivered $486 million in EBIT, a $220 million improvement over 2016 performance, driven by a strengthening re-roof market, above average storm activity, and an excellent performance in executing the InterWrap acquisition.

•

The Company generated $943 million in cash flow from operating activities in 2016, compared to $742 million in 2015. This improvement was primarily due to increased net earnings and the cash tax benefit provided by our net operating losses.

*	Certain non-GAAP and other financial measures are used in this section and the tables that follow. Please refer to our 2016 Annual Report on Form 10-K, as filed with the SEC on February 8, 2017 (the “Form 10-K”), as noted below, for reconciliations to GAAP and further information.
**	Please refer to the section titled “Adjusted Earnings Before Interest and Taxes” on p. 26 of the Form 10-K for further information and a reconciliation to GAAP.
***	Please refer to Footnote 2 - Segment Information in the Form 10-K for further information on EBIT as a measure of business performance and a reconciliation to GAAP.

Response to Say-on-Pay Vote and Stockholder Outreach in 2016

In 2016, we provided our stockholders with the opportunity to, on an advisory basis, approve or vote against the 2015 compensation of our NEOs (“Say-on-Pay”). Approximately 97% of the votes cast approved the NEOs’ compensation. We remain committed to ensuring our investors fully understand our executive compensation program, including how it aligns the interests of our executives with our stockholders and how it rewards the achievement of our strategic objectives. We also want to understand what our stockholders think about executive compensation, beyond the Say-on-Pay vote. To this end, we continued our stockholder outreach program under which we provide consistent, periodic opportunities for communication with our investors regarding their perspectives on our compensation and governance programs. During 2016, we communicated with approximately 50 of our top investors, representing the holders of over 80% of our outstanding shares, to share information and solicit feedback regarding executive compensation and corporate governance. Enhancements to our public disclosure were made based on feedback received from stockholders in 2016 and 2017.

2016 Executive Compensation Program

Following substantial changes to our executive compensation programs in 2015, and strong stockholder support of our programs, as evidenced by the Say-on-Pay vote outcome, the Committee generally maintained the same program design in 2016. NEO compensation outcomes, executive compensation practices, and program elements are discussed below.

Key 2016 Named Executive Officer Compensation Highlights

Pay Element	2016 Compensation Decisions	NEO Compensation Outcomes
2016 Base Salary	The Committee approved base salary increases based on its review of market competitive practices and 2015 performance.	Mr. Thaman: No increase in 2016 Mr. McMurray: 12.1% Mr. Genis: 3.4% Mr. Smith: 2.9% Mr. Chambers: 15.0%
2016 Annual Incentive Award	The Committee determined, based on 2016 Company and individual performance, the NEOs’ annual incentive awards for 2016, expressed as a percentage of target.	Mr. Thaman: 143% Mr. McMurray: 137% Mr. Genis: 131% Mr. Smith: 143% Mr. Chambers: 156%
2016 Long-Term Incentive Award	The Committee provided the NEOs with long-term incentive (“LTI”) grants in 2016, based on its review of market competitive practices and 2015 performance.	Mr. Thaman: $5,500,000 Mr. McMurray: $1,300,000 Mr. Genis: $1,300,000 Mr. Smith: $1,000,000 Mr. Chambers: $800,000
2014-2016 Performance Share Units	The Performance Share Units granted in 2014 used total shareholder return performance versus the companies in the S&P 500 as its performance criteria. Over the three-year performance period ending December 31, 2016, Owens Corning’s stock performed at the 53rd percentile versus the comparator group, which provided funding at 112% of target for each NEO.

Executive Compensation Practices

We continually monitor the evolution of compensation best practices. Some of the most important practices incorporated into our program include the following:

•	Review of Pay versus Performance. The Committee continually reviews the relationship between compensation and Company performance.

•	Median Compensation Targets. All compensation elements for our executives are initially targeted at the median of our competitive marketplace for talent.

•

Performance Metrics. The Committee annually reviews performance goals for our annual and long-term incentive plans to assure the use of challenging but fair metrics and targets. Additionally, the Committee reviews the cost of our plans at various performance levels to ensure that stockholders are appropriately benefiting from performance outcomes.

•

Clawback of Compensation. If the Board of Directors determines that a NEO has engaged in fraud, willful misconduct, or a violation of Company policy that caused or otherwise contributed to the need for a material restatement of the Company’s financial results, the Committee will review all performance-based compensation, including cash incentive awards and all forms of equity-based compensation, awarded to or earned by the NEO during the respective fiscal periods affected by the restatement. If the Committee determines that performance-based compensation would have been materially lower if it had been based on the restated results, the Committee will seek recoupment from the NEO as it deems appropriate based on a consideration of the facts and circumstances and applicable laws and policies.

•

Meaningful Stock Ownership Guidelines. Our stock ownership requirements are rigorous: six times base salary for the CEO, three times base salary for other NEOs, and five times maximum annual cash retainer for Board members.

•

No Hedging. Owens Corning does not allow directors and NEOs to enter into short sales of common stock or similar transactions where potential gains are linked to a decline in the price of our stock. Recipients of equity awards also may not enter into any agreement that has the effect of transferring or exchanging any economic interest in an award for any other consideration.

•	No Pledging. Directors and NEOs, as well as all officers of the Company, are prohibited from pledging Company securities as collateral for a loan or holding Company securities in a margin account.

•	No Repricing. Stock option exercise prices are set to equal the grant date market price and may not be reduced or replaced with stock options with a lower exercise price.

•

Market-Competitive Retirement Programs. We eliminated defined benefit pension benefits for salaried employees hired after January 1, 2010 and froze existing salaried pension benefits to future accruals at the same time. Our NEOs participate in the Company’s 401(k) plan and are eligible for a Company match on amounts in excess of statutory limits.

•	No Perquisites. Our NEOs participate in the same benefit plans as our salaried employees, with no special executive perquisites.

•	Restrictive Covenants. Our NEOs must adhere to restrictive covenants upon separation from Owens Corning, including non-compete, non-solicitation and non-disclosure obligations.

•	No Excise Tax Gross-Ups. Parachute excise tax reimbursements and gross-ups will not be provided in the event of a change-in-control.

•

Review of Compensation Peer Group. Our compensation peer group is reviewed regularly by the Committee and adjusted, when necessary, to ensure that its composition remains a relevant and appropriate comparison for our executive compensation program.

•	Review of Committee Charter. The Committee reviews its charter annually to consider the incorporation of best-in-class governance practices.

•	Stockholder Outreach. We regularly solicit feedback from our stockholders on our executive compensation programs and corporate governance.

How We Make Compensation Decisions

Our Executive Compensation Philosophy

The Committee believes that executive compensation opportunities must align with and enhance long-term stockholder value. This core philosophy is embedded in all aspects of our executive compensation program and is reflected in an important set of guiding principles. We believe that the application of these principles enables us to create a meaningful link between compensation outcomes and long-term, sustainable growth for our stockholders.

Guiding Principles

Pay for performance	Stockholder alignment	Long-term focus
A substantial majority of pay is variable, contingent and directly linked to Company and individual performance.	The financial interests of executives are aligned with the long-term interests of our stockholders through stock-based compensation and performance metrics that correlate with long-term stockholder value.

For our most senior executives, long-term stock-based compensation opportunities will significantly outweigh short-term cash-based opportunities. Annual objectives should complement sustainable long-term performance.

Competitiveness	Balance	Governance/Communication
Total compensation will be sufficiently competitive to attract, retain, motivate and reward a leadership team capable of maximizing Owens Corning’s performance. Each element should be initially benchmarked relative to peers and the broader marketplace for executive talent.

Our compensation program is designed to be challenging, but fair. Executives should have the opportunity to earn market competitive pay for delivering expected results. As results exceed expectations (both internal and external), pay levels may increase above market median levels. If performance falls below expected levels, actual pay will fall below market median.

Feedback from stockholders is periodically solicited and factored into the design of our compensation program.

Ease of communication for all constituents is a key goal for all elements of our compensation program.

Role of the Committee

The Committee, which consists of five independent directors, is responsible for overseeing the development and administration of our executive compensation program.

In this role, the Committee approves all compensation actions concerning our CEO and the other NEOs.

The Committee’s other responsibilities include:

•	Reviewing and approving executive compensation plans and programs;

•	Assessing input from Owens Corning’s stockholders regarding executive compensation decisions and policies;

•	Reviewing and approving incentive plan metrics and targets;

•	Assessing each NEO’s performance relative to these metrics and targets;

•	Evaluating the competitiveness of total compensation for the CEO and the other NEOs; and

•	Approving changes to a NEO’s compensation, including base salary and annual and long-term incentive opportunities and awards.

The Senior Vice President, Organization & Administration, along with Owens Corning’s Human Resources staff and an independent compensation consultant, assist the Committee with these tasks. The Committee’s charter, which sets out the Committee’s responsibilities, can be found on our website at: http://investor.owenscorning.com/investors/investing-in-owens-corning/corporate-governance/.

Role of the Compensation Consultant

The Committee retained the services of Meridian Compensation Partners, LLC (“Meridian” or the “Consultant”) to serve as its executive compensation consultant in 2016. In this capacity, the Consultant advised the Committee on a variety of subjects consisting of compensation plan design and trends, pay for performance analytics and benchmarking norms. While the Consultant may make recommendations on the form and amount of compensation, the Committee continues to make all decisions regarding the compensation of our NEOs.

The Consultant reports directly to the Committee, participates in meetings as requested and communicates with the Committee Chair between meetings as necessary. In 2016, the Consultant attended all of our Committee meetings.

The Committee reviewed the qualifications and assessed the independence of the Consultant during 2016. The Committee also considered and assessed all relevant factors, including those required by the SEC and the New York Stock Exchange, which could give rise to a potential conflict of interest. Based on these reviews, the Committee did not identify any conflicts of interest raised by the work performed by the Consultant. Meridian does not perform other services for or receive other fees from Owens Corning. The Committee has the sole authority to modify or approve the Consultant’s compensation, determine the nature and scope of its services, evaluate its performance, terminate the engagement and hire a replacement or additional consultant at any time.

Competitive Positioning

Peer Group

The Committee utilizes a peer group of 13 companies as one of the inputs in assessing the competitiveness of executive compensation and the appropriateness of compensation program design. These companies are either in the building materials industry, serve related markets, or use manufacturing processes similar to Owens Corning, and have size (measured in annual sales, market capitalization or number of employees) or complexity comparable to Owens Corning. This peer group is reviewed regularly by the Committee to ensure the relevance of the companies to which we compare ourselves.

The peer group for 2016 compensation decisions was comprised of the following companies, and did not change from the peer group used for 2015 compensation decisions:

Armstrong World Industries, Inc.	PPG Industries, Inc.
Ball Corporation	RPM International, Inc.
Lennox International Inc.	The Sherwin-Williams Company
Louisiana-Pacific Corporation	Stanley Black & Decker, Inc.
Masco Corporation	USG Corporation
Mohawk Industries, Inc.	The Valspar Corporation
Owens-Illinois, Inc.

Effective January 1, 2017, the Committee added Fortune Brands Home & Security, Inc. to the peer group. The Committee believes that Fortune Brands is an appropriate peer company due to its size and global scope, manufacturing footprint, and presence as a competitor for executive talent.

While compensation data from the peer group serves as comparison data, the Committee supplements this information with data from compensation surveys covering general industry companies of similar size based on annual sales. This additional data, compiled by the Consultant, enhances the Committee’s knowledge of trends and market practices.

Market Median Compensation

To help ensure that our compensation program is appropriately competitive, the Committee believes the target opportunity of each key compensation element (base salary and annual and long-term incentive) should generally align with market median practices.

Individual pay opportunities may fall above or below these targets based on the executive’s performance and the Committee’s discretion. In exercising its discretion, the Committee considers Company and individual performance, time in job and experience, job scope, retention risk and any other factors that it determines to be relevant and consistent with program objectives and stockholder interests.

The Committee believes the best way to help ensure that executive pay corresponds to Company performance is to align actual realizable value of equity granted to an executive with the actual performance of the Company for the performance period in question. This is achieved by designing the compensation opportunities, when granted, to correspond to the market median practices of peer companies (target opportunity) and then having performance goals associated with a significant portion of the median level grant so that the award has significant value only when Company performance is at levels deemed appropriate by the Committee (Realizable Value).

How We Structure Our Compensation

Principal Elements of Compensation

The following principal elements make up our named executive officers’ compensation program:

Cash Compensation		Long-Term Incentives		Retirement
Base Salary	Annual Incentive	Performance Share Units	Restricted Shares	401(k) Savings Plan
Non-Qualified Deferred Compensation Plan

Base Salary

To help Owens Corning attract and retain the most qualified executive talent, we provide executive base salaries targeted at the median of competitive market practices. Each year, the Committee reviews recommendations from the CEO regarding base salary adjustments for his direct reports, including the other NEOs. The Committee has complete discretion to modify or approve the CEO’s base salary recommendations and the CEO does not participate in the Committee’s determination of his own base salary. 2016 base salary increases were driven by job scope and responsibilities, experience, tenure, individual performance, retention risk, gaps to market median pay practices and internal pay equity.

Annual Incentive Compensation

Annual incentives are delivered through the annual Corporate Incentive Plan (“CIP”). Funding under the 2016 CIP for all NEO awards for the year was determined based on performance as measured against corporate and individual performance goals for the year. Incentive awards for the NEOs are based 75% on corporate performance measures and 25% on individual performance measures. Award amounts for each component may be earned from 0% to 200% of targeted levels, based upon performance. The corporate component is earned based upon the achievement of pre-determined financial goals as described below. Awards are paid in the form of a lump-sum cash payment.

The individual component (25% of the target award) is funded at maximum if the Company is profitable, with actual award amounts being reduced from maximum based upon a discretionary assessment of individual performance by the Committee. The Committee assesses the individual performance of the CEO, and reviews and approves the CEO’s assessment of individual performance of the other NEOs in determining the individual performance component of CIP amounts.

At the beginning of each year, the Committee selects the corporate performance objectives, or funding criteria, that are used to determine the funding of the corporate performance component (75% of the target award) for the annual CIP. For 2016, the Committee selected specific levels of Adjusted EBIT. Performance against consolidated Adjusted EBIT goals determine 40% of overall corporate funding, and performance of the Composites, Insulation, and Roofing businesses against their respective Adjusted EBIT goals each contribute 20% to overall corporate funding.

Funding for each of the corporate components of the CIP can independently range, based on consolidated or business performance, from Threshold performance (zero CIP funding), to Target performance (100% CIP funding), to Maximum performance (200% CIP funding). For consolidated or business performance falling between the performance levels, CIP funding would fall proportionately between the corresponding funding levels. For example, for performance falling two-thirds of the way between Threshold performance and Target performance, the resulting CIP funding would fall two-thirds of the way between Threshold funding and Target funding. This straight-line mathematical interpolation is performed separately for consolidated, Composites, Insulation, and Roofing Adjusted EBIT performance and the results are aggregated by applying a 40% weight to consolidated funding and 20% weight to each business’ funding.

When establishing Threshold, Target and Maximum CIP performance levels for the corporate components for 2016, the Committee used a variety of guiding principles, including:

•

Target performance levels generally correspond with the results and the business objectives called for in the Board-reviewed operations plan (a comprehensive strategic business plan for the Company) for the year. Whether the target performance level can be attained is a function of the degree of difficulty associated with the operations plan.

•

Threshold performance levels will be set at just below the minimum level of acceptable performance, with minimum acceptable performance yielding below market compensation, but also rewarding employees incrementally for delivering value during adverse business conditions. CIP performance levels between Threshold and Target are intended to compensate employees below the targeted median, which the Committee believes is appropriate for a performance-based incentive plan.

•

The Maximum performance level is also determined based on the Committee’s view of the degree of difficulty of the operations plan - the more difficult the operating plan and, therefore, the Target performance level, is to achieve, the less incremental performance (above target performance) is required to reach the Maximum.

•

The Maximum performance level will be set so that it is difficult to achieve and would deliver clear outperformance compared to the operating plan, with the mindset that maximum performance significantly benefits the Company’s stockholders and warrants CIP funding at or near maximum.

•	CIP awards between Target and Maximum should reflect a level of performance that distinguishes the Company and its leaders, and translates into increased stockholder value.

•	The Committee retains discretion to reduce awards or not pay CIP compensation even if the relevant performance targets are met.

Individual performance goals for the CEO are established and approved at the beginning of each year. For the remaining NEOs, the CEO and each officer establish and agree upon performance objectives which serve as the individual performance goals for that officer for the year. At the close of each year the Committee evaluates the performance of the CEO against the established performance goals, in addition to other factors described below, and determines the level of funding of the individual component of the award. Similarly, the CEO reviews performance of the other NEOs against their individual goals and based on this assessment and other factors described below, the CEO makes a recommendation to the Committee. The Committee then determines the actual payout under the individual component of the CIP based on the recommendations of the CEO and its negative discretion, all subject to overall funding levels for the CIP award.

Long-Term Incentive Compensation

We believe long-term incentive opportunities should align NEO behaviors and results with key enterprise drivers and the interests of stockholders over an extended period of time. Our long-term incentive program (“LTI”) is an equity-based program that historically has used a combination of Restricted Stock, Stock Options and Performance Share Units. Performance Share Units use overlapping three-year performance cycles, with a new cycle beginning each year. In 2015, the mix of long term incentives was changed. Stock options were eliminated and were replaced with Performance Share Units which vest based upon pre-established adjusted return on capital metrics. For 2016 NEO awards, the mix of LTI vehicles was maintained as follows:

Restricted Stock generally vests at a rate of 25% per year over a four-year period (employees in certain foreign jurisdictions receive Restricted Stock Units); our Return on Capital-based Performance Share Units (“ROC PSUs”) generally vest after the completion of the three-year performance period and deliver shares based on achievement of pre-determined adjusted return on capital objectives; and our Total Shareholder Return-based Performance Share Units (“TSR PSUs”) generally vest after the completion of the three-year performance period and deliver shares based on the Company’s total shareholder return relative to companies in the S&P Building and Construction Select Industry Index (the “Index”). The aggregate LTI award’s total value is allocated 40% to Restricted Stock, 35% to ROC PSUs, and 25% to TSR PSUs, and then each allocation is divided by the grant date stock price in order to determine the number of shares of Restricted Stock and target Performance Share Units that are granted.

Return on Capital Performance Share Units

The ROC PSUs will fund from 50% to 200% if threshold performance is achieved, based upon annual adjusted return on capital achieved during the three-year performance period. For such units granted to NEOs in 2016, an additional target award is earned if the Company achieves an aspirational revenue goal, and at least 9% adjusted return on capital, in 2018, for a maximum award opportunity of 300% of target. The additional target payout will be determined independent of the annual adjusted return on capital performance for the Company overall, and will not be prorated for incremental performance. There will be no additional payout if the Company achieves its revenue goal but return on capital falls below 9%, it being the intent of the Committee to reward only capital-efficient growth.

For the purpose of funding the 2016 ROC PSUs, we will utilize annual adjusted return on capital from 2016 through 2018 to determine each year’s contribution to overall funding. Each annual funding outcome will be averaged to determine award payout. Adjusted return on capital for each fiscal year is calculated as Adjusted EBIT plus fresh start amortization and depreciation less taxes, divided by the sum of average net fixed assets, working capital, goodwill and intangible assets, less fresh start asset adjustments. This formula removes the impact of fresh start accounting, and thus may differ from return on capital that may be discussed in the context of our financial statements and other public disclosures.

For the 2016-2018 performance cycle, threshold performance, which would provide for 50% funding, was set at 9% average adjusted return on capital, as a proxy for the Company’s long term cost of capital. Target performance, which would provide for 100% funding, was set at 10% average adjusted return on capital. Maximum performance, which would provide for 200% funding, was set at 11.5% average adjusted return on capital. Payout will be interpolated on a straight-line mathematical basis for performance between threshold and target, or between target and maximum. The revenue target for the additional target opportunity was set based on the Company’s long range plan - the Committee and the Company believe this metric to be sufficiently challenging to warrant an additional target payout.

Relative TSR Performance Share Units

The TSR PSUs will fund from 0% to 200% based upon the Company’s total shareholder return as a percentile of the companies in the S&P Building and Construction Select Industry Index (ticker: SPSIBC) as of the beginning of the performance period. Prior to 2015, TSR PSU awards compared the Company’s total shareholder return to companies in the S&P 500. The comparator group was changed in 2015 to deliver payouts proportionate to performance against a peer group that is more specific to our industry. Threshold funding (0% payout) for the TSR PSUs applies up to the 25th percentile of the Index. Target funding (100% payout) is achieved at the 50th percentile. Maximum funding (200% payout) is earned at and above the 75th percentile. Payout is interpolated on a straight-line mathematical basis for performance between threshold and target, and between target and maximum, and is capped at 100% if our TSR is negative. The following chart depicts the payout opportunity for the 2016 TSR PSU award:

Emphasis on Variable Pay

84% of our CEO’s and 73% of our other NEOs’ target compensation (in other words, base salary, target annual bonus and long-term incentives) is variable compensation directly contingent on performance. Actual annual incentives and long-term incentive awards are subject to the achievement of pre-established performance targets and designed to link directly to stockholder value. Base salary and other fixed elements of compensation are essential to any compensation program and relevant to the recruitment and retention of top talent. However, we believe that variable compensation for our most senior executives should significantly outweigh base salaries.

Our 2016 NEO compensation reflects this philosophy. The following charts illustrate the basic pay mix for our CEO and other NEOs for 2016. Note the significant portion of compensation that is variable and performance-based:

How We Assess Performance

Goal Setting

Annually, the Committee establishes financial, strategic and operational goals for the CEO related to three broad constituencies: stockholders, customers and employees. The CEO’s goals are generally based upon the Company’s operations plan, which is reviewed by the Board. For 2016, the CEO’s individual goals were qualitative in nature as described below.

Stockholder goals may include specific measurements of profitability, cash flow, capital efficiency and expense management. Strategic customer and transformational goals include new sources of revenue, geographic expansion, customer channel expansion and new product development. Employee goals include succession planning for key roles, improved workplace safety, improved leadership engagement and diversity, and validation of program efficacy through external recognition.

We also believe it is important to embed compliance and risk management in all our business processes, including objective setting. The framework adopted by the Committee provides that it will consider compliance and risk management objectives in evaluating overall performance.

CEO Performance Assessment

In December of each year, the CEO prepares a self-review, discussing the progress made toward each of his individual goals, as well as the Company’s overall financial and operating performance. Each non-management director participates in an evaluation of CEO performance. The Lead Independent Director, in conjunction with the Compensation Committee Chairman, leads the Board’s assessment of Mr. Thaman’s performance. The following table summarizes Mr. Thaman’s goals and achievements for 2016:

Objective	Result
Safety
Ongoing improvement in safety performance	Delivered year-over-year improvement in safety performance; integration of Owens Corning safety culture into InterWrap is on track.
Financial Performance
Deliver EBIT growth consistent with internal business plan and investor expectations for earnings and cash flow	Significant improvement in earnings in the Composites and Roofing businesses; strong performance in the Insulation business offset by the impact of a commercial dispute with a large residential insulation installer. Another year of outstanding cash conversion; consistently met or exceeded investor expectations for earnings and cash.
Growth
Deliver on key growth initiatives, align senior leadership to drive growth	Key growth initiatives are on track; significant capability-building and alignment of leadership continues to support these initiatives.
Talent
Execute on talent development and succession plans	Demonstrated depth of talent to meet our growth and succession needs.
Strategy
Drive successful acquisition execution	High-quality analytical work and thorough due diligence enabled thoughtful negotiation with transparency to the Board. Successful integration of InterWrap acquisition produced outcomes aligned with the business case.
Board Development
Enable effective Board oversight of growth initiatives and talent strategies	High level of Board engagement in growth initiatives and succession planning.

How We View Compensation

The 2016 Summary Compensation Table sets forth annual compensation data in accordance with SEC requirements. This uniform format is helpful for cross-company comparisons; however, the Committee believes the SEC-mandated format does not fully reflect all of its annual compensation decisions and, in particular, does not provide adequate basis for a holistic pay for performance assessment. Therefore, when reviewing compensation, the Committee uses several alternative calculation methodologies, as described in this section and summarized in the chart below (however, the following information should not be viewed as a replacement for the 2016 Summary Compensation Table or other compensation tables set forth below):

	Summary Compensation Table	Total Direct Compensation	Average Realizable Compensation
Purpose	SEC-mandated compensation disclosure	Reflects the Committee’s compensation decisions based upon 2016 performance	Used to evaluate pay for performance alignment by comparing actual to target value over a three-year period
Pay Elements

Mix of:

- actual pay received during 2016:

•  Base salary paid in 2016

•  Annual incentive received for 2016 performance; and

•  All other compensation (Company 401(k) match); and

-future pay opportunities that may or may not be realized such as:

•  Accounting value of equity awards (restricted shares and performance share units) granted in 2016

•  Base salary paid in 2016

•  Annual incentive received for 2016 performance

•  Grant date value of equity awards (restricted shares and performance share units) granted in February 2017, reflective of 2016 performance

Average of:

•  Base salary received in 2014, 2015 and 2016

•  Annual incentive received for 2014, 2015 and 2016 performance

•  In-the-money value of equity awards granted in 2014, 2015, and 2016, calculated based upon the stock price as of 12/31/2016, including performance share units paid. Unvested performance share units are valued at target

Total Direct Compensation

Unlike the amounts reported in the 2016 Summary Compensation Table, total direct compensation includes only pay elements that directly reflect the Committee’s assessment of Company and individual performance for the current year. For example, the 2016 Summary Compensation Table values include the grant date fair value of long-term incentive award opportunities granted in February 2016, reflecting the Committee’s assessment of 2015 performance. Total direct compensation, however, reflects 2016 performance by including the grant date fair value of awards granted in February 2017. Other elements included in the 2016 Summary Compensation Table (for example, changes in pension values) are outside the scope of the Committee’s annual pay decisions.

CEO Pay-2016 Summary Compensation Table vs. Total Direct Compensation

Compensation Element	2016 Summary Compensation Table	2016 Total Direct Compensation
Base Salary	$1,140,500	$1,140,500
Bonus	$0	$0
Stock Awards	$5,723,522	$6,500,000
Option Awards	$0	$0
Non-Equity Incentive Plan Compensation	$1,960,520	$1,960,520
Changes in Pension Value	$5,000	N/A
All Other Compensation	$116,726	N/A
Total	$8,946,267	$9,601,020

Average Realizable Compensation

The Committee does not believe that the 2016 Summary Compensation Table or total direct compensation values adequately measure CEO compensation for the purpose of assessing the alignment of pay with performance. Both methods utilize estimated values for long-term incentive award opportunities at the time of grant. As might be expected, however, estimated values can differ significantly from the actual value earned.

Therefore, the Committee also takes into consideration average realizable compensation, which measures actual salary and annual incentives earned over a three-year period, combined with the in-the-money value of equity awards granted over the same period. The Committee compares this to average target total direct compensation, which is comprised of salary, annual incentive target and the grant date value of long-term incentives. The examination of realizable compensation takes into account short term corporate and individual performance (as generally measured by the Company’s annual incentive plan) and longer-term performance (as generally measured by changes in the Company’s stock price). Realizable compensation captures the impact of Owens Corning’s current share price performance on previously granted long-term incentive awards by using the in-the-money value of these awards, rather than a grant date fair value. The in-the-money value is determined by using the Company’s stock price at the end of each three-year period. This directly compares the executive’s potential benefit with the return our stockholders receive by investing in our stock over the same period. The Committee, therefore, views realizable compensation as very relevant to its assessment of our compensation program’s alignment with stockholders’ long-term interests.

Three-Year History of CEO Average Realizable Compensation

Pay Element	Calculation Methodology	2014	2015	2016
Base Salary	Average base salary paid in the year shown and each of the prior two years	$1,072,222	$1,103,472	$1,126,695

Annual Incentive	Average actual annual incentive earned for the year shown and each of the prior two years	$717,192	$1,372,218	$1,471,033
Stock Awards	Average value of vested and unvested restricted share awards granted in the year shown and each of the prior two years, based upon the share price at the end of the year shown	$2,198,734	$2,560,250	$2,638,153

Option Awards	Average in-the-money value of stock option awards (vested and unvested) granted in the year shown and each of the prior two years, based upon the share price at the end of the year shown	$70,997	$450,222	$419,618
Performance Share Units	Average value of the performance share units payable based upon the three year period ending in the year shown, plus the target value of Performance Share Units granted in the following two years	$695,908	$1,725,200	$2,991,133

Other Compensation		$0	$0	$0
Total Average Realizable Compensation		$4,755,053	$7,211,362	$8,646,632

The chart below compares average realizable compensation for our CEO during each of the last three years with the target value of total direct compensation over the same period. Average realizable pay is strongly correlated to Owens Corning’s cumulative total return performance. As the chart indicates, average realizable pay for the CEO increased approximately 20% from 2015 to 2016, driven primarily by the value of Owens Corning stock as well as an above target performance share unit payout for the performance period ending in 2016.

2016 Pay Decisions for Named Executive Officers

In this section, we review and explain the specific 2016 compensation decisions for each of our NEOs.

Corporate Incentive Plan

For 2016, CIP funding for corporate performance was based upon Adjusted EBIT. Target performance for the consolidated metric was set at $651 million for 2016, which represents an 18% improvement over actual 2015 adjusted EBIT of $550 million. The 2016 target includes expected adjusted EBIT impact from the acquisition of InterWrap. The funding targets and outcomes were as follows (dollars displayed in millions):

CIP Metric	Threshold (0% Funding)	Target (100% Funding)	Maximum (200% Funding)	2016 Actual	Funding %	Weight
Consolidated Adjusted EBIT	$571	$651	$740	$746	200%	40%
Composites EBIT	$232	$262	$292	$264	107%	20%
Insulation EBIT	$163	$193	$223	$126	—%	20%
Roofing EBIT	$271	$321	$380	$486	200%	20%

Total Funding					141%

The NEOs’ maximum awards for the individual performance component (weighted at 25%) of the CIP are described below and are subject to downward discretion by the Committee based upon its assessment of the individual performance of each NEO for 2016. As described below, the factors considered in assessing individual performance were: the performance of business or functional areas for which the individual is accountable, achievement of pre-determined qualitative goals, impact on the organization and talent development. Individual performance is based on a discretionary holistic assessment of the NEO’s overall performance. The Committee determined the CEO’s individual award based upon its assessment of the CEO’s performance for the year. For the other NEOs, the assessment was made by the CEO for each NEO on an individual basis and reviewed and approved by the Committee. When assessing individual performance, the considerations by the CEO and the Committee included those referenced above when determining base salary, as well as a comparison among the NEOs to determine their relative contributions to the Company’s business results-with the goal being to differentiate awards based on performance. The Committee received recommendations from the CEO, assessed his performance evaluation for each of the other NEOs and applied its judgment consistent with the factors described above to review and approve the CIP payouts for each NEO for 2016. The table below summarizes each NEO’s target and actual corporate component and maximum and actual individual component payout under the CIP for 2016:

		Corporate Performance		Individual Performance
		(75% Weighting)		(25% Weighting)
	Target CIP	Max Opportunity @ 200%	Actual Funding @ 141%	Max Opportunity @ 200%	Actual Individual Award	Total 2016 CIP Award
Thaman	120%	$2,052,900	$1,447,295	$684,300	$513,225	$1,960,520
McMurray	75%	$675,000	$475,875	$225,000	$140,625	$616,500
Genis	75%	$675,000	$475,875	$225,000	$112,500	$588,375
Smith	70%	$556,500	$392,333	$185,500	$139,125	$531,458
Chambers	75%	$517,500	$364,838	$172,500	$172,500	$537,338

Long-Term Incentive Plan

The value of actual 2016 LTI grants for the NEOs versus prior year grants are described below. To determine the 2016 grant levels, the Committee considered a variety of factors including individual performance, prior year awards, market median LTI award levels, total compensation versus market median, and the Company’s year-over-year improvement in performance from 2015 to 2016. The stock price on the grant date was used to value all LTIP grants. The actual accounting charge for these awards is determined under ASC Topic 718 and may be more or less than the standardized value Owens Corning uses internally for grant size determination.

	2015 LTI Award	2016 LTI Award
Thaman	$4,440,000	$5,500,000
McMurray	$1,100,000	$1,300,000
Genis	$1,200,000	$1,300,000
Smith	$900,000	$1,000,000
Chambers	$700,000	$800,000

For the LTI performance cycle beginning in 2014 and ending in 2016, funding criteria for the performance share units were based solely on the Company’s stock price performance versus the companies in the S&P 500. Over the performance period, Owens Corning’s stock performed at the 53rd percentile versus companies in the S&P 500, resulting in 112% funding. The value of this payout is included in the above table summarizing CEO average realizable compensation and below in the 2016 Option Exercises and Stock Vested Table.

CEO Total Direct Compensation Decisions, 2014-2016

Michael Thaman, President & Chief Executive Officer

	Year-End Decisions
Compensation Element	2014	2015	2016
Base Salary	$1,110,000	$1,140,500	1,140,500
Annual Incentive Award	$331,250	$2,121,330	$1,960,520
Long-Term Incentive Award	Reflects Feb. 2015 Grant	Reflects Feb. 2016 Grant	Reflects Feb. 2017 Grant
Restricted Shares	$1,776,000	$2,200,000	$2,600,000
Performance Share Units	$2,664,000	$3,300,000	$3,900,000
Total	$5,881,250	$8,761,830	$9,601,020

For 2017, Mr. Thaman also received a salary increase from $1,140,500 to $1,175,000 to maintain alignment with competitive market practice.

2016 NEO Total Direct Compensation

The following table summarizes the Committee’s decisions for the 2016 performance year. Unlike the 2016 Summary Compensation Table, which includes the long-term incentive awards granted in calendar year 2016, total direct compensation shown in the following table instead includes long-term incentive awards granted in February 2017, reflecting a more appropriate assessment of 2016 performance. However, this table should not be viewed as a replacement for the 2016 Summary Compensation Table or other compensation tables set forth below.

Compensation Element (in thousands)	McMurray	Genis	Smith	Chambers
2016 Base Salary	$600,000	$600,000	$530,000	$460,000
2016 Annual Incentive	$616,500	$588,375	$531,458	$537,338
2017 Grant of Restricted Shares	$560,000	$520,000	$440,000	$380,000
2017 Grant of Performance Share Units	$840,000	$780,000	$660,000	$570,000
Total Direct Compensation	$2,616,500	$2,488,375	$2,161,458	$1,947,338

Michael C. McMurray, Senior Vice President & Chief Financial Officer

Key 2016 measurement criteria for Mr. McMurray included:

•	Effective capital allocation and access to capital markets;

•	Development and coaching of key roles within the Finance organization;

•	Balance sheet management, capital adequacy, forecasting and guidance; and

•	Effective and transparent financial controls.

As a result of his assessment of Mr. McMurray’s performance, Mr. Thaman recommended the Committee approve a 137% payout under the annual CIP for him. This is comprised of 141% funding for the corporate component of the award opportunity and 125% funding of the individual component. The Committee approved this award of $616,500. In addition, the Committee approved an aggregate long-term incentive award of $1,400,000, granted in February 2017.

For 2017, Mr. McMurray also received a salary increase from $600,000 to $625,000 to better align with competitive market practice.

Arnaud P. Genis, President, Composites

Key 2016 measurement criteria for Mr. Genis included:

•	Financial results for the Composites business;

•	Return on capital driven by capital efficiency;

•	Margin enhancement and customer-focused objectives;

•	Manufacturing excellence; and

•	Execution of talent realignments, and access to “ready now” succession players.

As a result of his assessment of Mr. Genis’ performance, Mr. Thaman recommended the Committee approve a 131% payout under the annual CIP for him. This is comprised of 141% funding for the corporate component of the award opportunity and 100% funding of the individual component. The Committee approved this award of $588,375. In addition, the Committee approved an aggregate long-term incentive award of $1,300,000, granted in February 2017.

For 2017, Mr. Genis also received a salary increase from $600,000 to $620,000 to better align with competitive market practice.

Daniel T. Smith, Senior Vice President, Organization & Administration

Key 2016 measurement criteria for Mr. Smith included:

•	Talent management, including talent acquisition, retention and development of key leadership roles;

•	Successful acquisition integration of HR, IT and communications;

•	Continuous improvement in digital technologies and communications;

•	Focus on enhancing marketing leadership programs; and

•	Emphasis and progress on diversity objectives.

As a result of his assessment of Mr. Smith’s performance, Mr. Thaman recommended the Committee approve a 143% payout under the annual CIP for him. This is comprised of 141% funding for the corporate component of the award opportunity and 150% funding of the individual component. The Committee approved this award of $531,458. In addition, the Committee approved an aggregate long-term incentive award of $1,100,000, granted in February 2017.

For 2017, Mr. Smith also received a salary increase from $530,000 to $550,000 to better align with competitive market practice.

Brian Chambers, President, Roofing & Asphalt

Key 2016 measurement criteria for Mr. Chambers included:

•	Financial results for the Roofing & Asphalt business;

•	Acquisition and integration of InterWrap business;

•	Supply chain optimization; and

•	Execution of growth initiatives.

As a result of his assessment of Mr. Chambers’ performance, Mr. Thaman recommended the Committee approve a 156% payout under the annual CIP for him. This is comprised of 141% funding for the corporate component of the award opportunity and 200% funding of the individual component. The Committee approved this award of $537,338. In addition, the Committee approved an aggregate long-term incentive award of $950,000, granted in February 2017.

For 2017, Mr. Chambers also received a salary increase from $460,000 to $500,000 to better align with competitive market practice.

Stock Ownership Guidelines and Holding Requirements

Stock ownership guidelines for our officers and directors are designed to closely link their interests with those of our stockholders. These stock ownership guidelines provide that the CEO must own stock with a value of six times his base salary and each other NEO must own stock with a value of three times his base salary. All officers must retain 100% of after-tax shares received through LTI grants until their ownership guideline is met. Outside directors are required to own shares with a value of five times the maximum annual cash retainer. As of the date of this Proxy Statement, all NEOs hold stock in excess of the ownership guidelines applicable to our officers. All outside directors with more than three years of tenure on the Board hold stock in excess of the ownership guidelines applicable to our directors. For further details on actual ownership, please refer to the Security Ownership of Certain Beneficial Owners and Management table on page 20.

Compensation-Based Risk Assessment

The Committee believes that although the majority of compensation provided to the NEOs is performance-based, our compensation programs for all employees do not encourage behaviors that pose a material risk to the Company. The design of our employee compensation programs encourages balanced focus on both the short-term and the long-term operational and financial goals of the Company. The Company reviewed the risks associated with its global compensation program and reviewed the results with the Committee during 2016. As a result, the Committee continues to believe that there are no risks arising from employee compensation programs that are reasonably likely to have a material adverse effect on the Company.

Timing of Equity Awards

The Company does not have any program, plan or practice to time equity grants in coordination with the release of material, non-public information. Annual awards of restricted stock and Performance Share Units are granted on the date of the Committee’s annual February meeting. The Company may also grant equity awards to newly-hired or promoted executives, effective on the start or promotion date.

Perquisites

The NEOs participate in the same health care and other employee benefit programs that are generally available for all salaried employees. The Committee has eliminated executive perquisites. The Company contributes to Mr. Genis’ government-sponsored French pension, as it does for other French employees who have relocated to the United States. Mr. Genis does not participate in the Company’s 401(k) plan.

Deferred Compensation Plan

The Company maintains a nonqualified deferred compensation plan under which certain employees, including the NEOs, are permitted to defer receipt of some or all of their base salary and cash incentive awards under the CIP. Deferred amounts are credited with earnings or losses based on the rate of return of specified mutual funds and/or Owens Corning stock. The deferred compensation plan is not funded, and participants have an unsecured commitment from the Company to pay the amounts due under the plan. When such payments become distributable, the cash will be distributed from general assets.

Starting in 2015, the Company provides a 401(k) Restoration Match to restore benefits that are limited in the qualified 401(k) Savings Plan due to IRS rules. The benefit is calculated as the Company contribution the employee would have received absent IRS pay limits and nonqualified deferrals, less the actual Company contribution to the 401(k) Savings Plan. Eligible participants must be employed at the end of the calendar year to receive this benefit, which is added to unfunded deferred compensation accounts annually and administered to comply with Section 409A of the Internal Revenue Code.

In addition, certain employees, including NEOs, may defer receipt of some or all of their stock-based awards granted under the LTI program.

We provide the opportunity to defer compensation in an effort to maximize the tax efficiency of our compensation program. We believe that this benefit, along with the 401(k) Restoration Match, is an important retention and recruitment tool as many of the companies with which we compete for executive talent provide similar plans to their executive employees.

Post-Termination Compensation

Severance Agreements

We have entered into severance agreements with our officers, including the NEOs. These agreements were approved by the Committee. The severance agreements were adopted for the purpose of providing for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without cause as this term is defined in the severance agreements. We believe that these agreements are important to recruiting and retaining our officers, as many of the companies with which we compete for executive talent have similar agreements in place for their executive employees. Based on practices among peer companies and consistent with the interests and needs of the Company, the Committee determined an appropriate level of severance payments and the circumstances that should trigger such payments. Therefore, the severance agreements with the NEOs provide, under certain termination scenarios, up to two years of pay and benefits. The severance agreements provide for payments upon a change in control only if the individual is also terminated for reasons other than cause in connection with the change in control. Payments under the severance agreements are made in cash and are paid, depending on the terms of the individual executive’s agreement, either in the form of a one-time lump-sum payment or in the same manner as the regular payroll over a 24-month period. Health care coverage provided under the severance agreements is provided in kind. Additional specific information regarding potential payments under these severance agreements is found under the heading, “Potential Payments upon Termination or Change-in-Control.”

Clawback Policy

If the Board of Directors determines that a NEO has engaged in fraud, willful misconduct, or a violation of Company policy that caused or otherwise contributed to the need for a material restatement of the Company’s financial results, the Committee will review all performance-based compensation awarded to or earned by that NEO during the respective fiscal periods affected by the restatement. This review would include cash incentive awards and all forms of equity-based compensation. If the Committee determines that performance-based compensation would have been materially lower if it had been based on the restated results, the Committee will seek recoupment from the NEO as it deems appropriate based on a consideration of the facts and circumstances, and applicable laws and policies.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), generally places a limit of $1 million on the amount of compensation we may deduct in any one year with respect to any covered employee under Section 162(m).

There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. Awards pursuant to our CIP, as well as grants of Performance Share Units and stock options pursuant to our LTI plan are intended to potentially qualify as performance-based compensation meeting those requirements so that they may be able to be fully tax deductible. Restricted stock that is subject only to time-based vesting is not generally considered performance-based under Section 162(m) of the Tax Code, and, as a result, if the portion of these awards that becomes taxable to any covered employee, when combined with base salary and other non-performance-based compensation, exceeds $1 million, these awards would not be tax deductible by the Company. Because Section 162(m) restricts the Committee to the exercise of only “negative” discretion with regard to the “individual” component of our CIP, this component of the pool funds at maximum upon achievement of predetermined levels of company profitability, and the Committee then exercises negative discretion as described above.

The Committee may decide from time to time to grant compensation that will not qualify as performance-based compensation for purposes of Section 162(m). Moreover, even if the Committee intends to grant compensation that qualifies as performance-based compensation for purposes of Section 162(m), the Company cannot guarantee that such compensation ultimately will be deductible.

Disclosure of Specific Incentive Targets

With respect to both the CIP and LTI, detail on the specific financial performance targets under these criteria for performance periods completed during the reporting period has been disclosed above. However, certain performance targets for ongoing and future performance periods are not disclosed because they are substantially based on the prospective strategic operations plans and corporate objectives of the Company, and disclosure of these prospective specific performance targets is not material to an understanding of our NEO compensation for 2016. Such performance goals do not have a material impact on the compensation actually received in, or attributable to, the 2016 reported period. As described above, and as evidenced by the targets and outcomes described for the completed performance periods for the incentive compensation plans, the performance targets selected have a degree of difficulty which the Committee considers to be challenging but achievable. The Committee establishes the goals at the beginning of the performance period at levels that reflect our internal, confidential operations plan. These goals are within the ranges of what we have publicly disclosed for completed performance periods, and accordingly require a high level of financial performance in the context of the current business climate and over the performance periods to be achieved.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis appearing in this Proxy Statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

By Compensation Committee:

Edward F. Lonergan, Chairman

Cesar Conde

F. Philip Handy

James J. McMonagle

Suzanne P. Nimocks

NAMED EXECUTIVE OFFICER COMPENSATION

2016 Summary Compensation Table

The following tables provide information on total compensation paid to the Chief Executive Officer, the Chief Financial Officer and certain other officers of Owens Corning (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non- Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael H. Thaman	2016	1,140,500	—	5,723,522	—	1,960,520	5,000	116,726	8,946,267
President, Chief Executive Officer and Chairman of the Board	2015	1,135,417	—	4,712,180	—	2,121,330	—	289,917	8,258,844
	2014	1,104,167	—	3,579,927	1,724,025	331,250	19,000	94,228	6,852,597

Michael C. McMurray	2016	589,167	—	1,352,288	—	616,500	1,000	56,745	2,615,699
Senior Vice President and Chief Financial Officer	2015	530,000	—	1,169,700	—	621,938	—	89,443	2,411,081
	2014	500,000	—	832,124	401,955	117,188	—	33,436	1,884,703

Arnaud P. Genis	2016	596,667	—	1,352,288	—	588,375	—	79,584	2,616,913
President, Composites	2015	576,667	—	1,271,908	—	701,438	—	112,468	2,662,481
	2014	557,500	—	915,935	440,055	156,797	—	114,984	2,185,271

Daniel T. Smith	2016	527,500	—	1,036,805	—	531,458	—	53,256	2,149,019
Senior Vice President, Organization and Administration	2015	510,000	—	952,430	—	558,775	—	85,139	2,106,344
	2014	481,667	—	598,650	287,655	118,008	—	32,704	1,518,684

Brian D. Chambers	2016	450,000	—	833,885	—	537,338	—	39,863	1,861,086
President, Roofing & Asphalt	2015	400,000	—	741,687	—	457,500	—	57,853	1,657,040

(1)	The awards reflected in this column for 2016 consist of restricted stock and equity-based performance share units granted under the Owens Corning 2013 Stock Plan. The amounts shown reflect the aggregate grant date fair value with respect to all stock awards made during the year. Performance share units granted during 2016 are reflected in the column at the full fair value based on the probable outcome of the performance criteria for the award on the grant date. The grant date values of the performance share units at the maximum possible payout are as follows: Mr. Thaman: $8,872,961; Mr. McMurray: $2,095,198; Mr. Genis: $2,095,198; Mr. Smith: $1,607,716; Mr. Chambers: $1,291,340. See Note 16 to the Consolidated Financial Statements included in our 2016 Annual Report on Form 10-K for a discussion of the relevant assumptions made in such valuations. For further information on the 2016 awards, including the maximum potential payout based on the attainment of maximum funding, see the 2016 Grants of Plan-Based Awards Table below.
(2)	The amounts reflected in this column for 2016 generally consist of amounts of annual cash incentive compensation received under the CIP for 2016.
(3)	The amounts reflected in this column for 2016 consist of the increase in actuarial value of each NEO’s pension benefit in 2016. The total accrued pension value is reflected in the 2016 Pension Benefits Table below. No above-market or preferential earnings on non-qualified deferred compensation are reported in this column.
(4)	For 2016, the amounts shown for Messrs. Thaman, McMurray, Smith and Chambers represent contributions made by the Company to the qualified savings plan and nonqualified deferred compensation plan, as well as cash dividends accrued on unvested restricted stock. For 2016, the amount shown for Mr. Genis represents the Voluntary Contribution made by the Company to the French government pension on his behalf and cash dividends accrued on unvested restricted stock. The contribution for Mr. Genis was made in Euros, and the amount shown was converted to U.S. dollars based on the December 31, 2016 exchange rate.

(5)	The following table provides more detail behind the 2016 amounts reported in column (i) above:

Name	Accrued Cash Dividends ($)	Qualified Savings Plan Company Contribution ($)	Nonqualified Deferred Compensation Company Contribution ($)	French Government Pension Contribution ($)	Total: All Other Compensation ($)
Michael H. Thaman	39,140	21,200	56,386	—	116,726
Michael C. McMurray	8,347	21,200	27,197	—	56,745
Arnaud P. Genis	30,632	—	—	48,952	79,584
Daniel T. Smith	6,259	21,200	25,797	—	53,256
Brian D. Chambers	4,786	21,200	13,877	—	39,863

2016 Grants of Plan-Based Awards Table

The following table provides information regarding threshold, target and maximum award levels or full grant amounts under the various compensation and incentive plans applicable to the NEOs. The narrative that follows describes such programs as reflected in the table. Actual awards for the 2016 CIP are reflected in column (g) of the 2016 Summary Compensation Table and footnotes to the table. Funding and individual award amounts are determined as described in the narrative to these tables.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		Grant Date Fair Value of Stock and Option Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Michael H. Thaman	2016 CIP (1)	—	1,368,600	2,737,200	—	—	—	—	—
	2016 RS (2)	—	—	—	—	—	—	48,600	2,202,066
	2016 ROC PSU (3)	—	—	—	21,250	42,500	127,500	—	1,830,050
	2016 TSR PSU (3)	—	—	—	—	30,350	60,700	—	1,691,406

Michael C. McMurray	2016 CIP (1)	—	450,000	900,000	—	—	—	—	—
	2016 RS (2)	—	—	—	—	—	—	11,500	521,065
	2016 ROC PSU (3)	—	—	—	5,025	10,050	30,150	—	432,753
	2016 TSR PSU (3)	—	—	—	—	7,150	14,300	—	398,470

Arnaud P. Genis	2016 CIP (1)	—	450,000	900,000	—	—	—	—	—
	2016 RS (2)	—	—	—	—	—	—	11,500	521,065
	2016 ROC PSU (3)	—	—	—	5,025	10,050	30,150	—	432,753
	2016 TSR PSU (3)	—	—	—	—	7,150	14,300	—	398,470

Daniel T. Smith	2016 CIP (1)	—	371,000	742,000	—	—	—	—	—
	2016 RS (2)	—	—	—	—	—	—	8,800	398,725
	2016 ROC PSU (3)	—	—	—	3,850	7,700	23,100	—	331,562
	2016 TSR PSU (3)	—	—	—	—	5,500	11,000	—	306,515

Brian D. Chambers	2016 CIP (1)	—	345,000	690,000	—	—	—	—	—
	2016 RS (2)	—	—	—	—	—	—	7,100	321,701
	2016 ROC PSU (3)	—	—	—	3,100	6,200	18,600	—	266,972
	2016 TSR PSU (3)	—	—	—	—	4,400	8,800	—	245,212

(1)	Reflects the NEO’s annual incentive opportunity under the CIP for the annual performance period commencing in 2016. Actual amounts paid out under the 2016 CIP are reflected in column (g) of the 2016 Summary Compensation Table. Funding and individual award amounts are determined as described in the narrative to these tables and the Compensation Discussion and Analysis above. The CIP provides no payout at or below threshold funding. Incentive payments are made only where plans fund above threshold.
(2)	Reflects the restricted stock award granted to the NEO on February 3, 2016. These awards vest generally 25% per year over four years.
(3)	Reflects the long-term incentive opportunity granted to the NEO under the 2013 Stock Plan for the performance period commencing in 2016. Performance share units (PSU) were granted on February 3, 2016 and will generally vest at the end of the three-year performance period depending on performance results. Funding and individual award amounts are determined as described in the narrative to these tables. PSU awards provide no payout at or below threshold funding. Shares are distributed only where the plan funds above threshold. The value of PSUs reflected in column (l) is the fair value based on the probable outcome of the performance criteria for the award on the grant date. See Note 16 to the Consolidated Financial Statements included in our 2016 Annual Report on Form 10-K for a discussion of the relevant assumptions made in such valuations.

Narrative to 2016 Summary Compensation Table and 2016 Grants of Plan-Based Awards Table

Base Salary, Severance and Certain Other Arrangements

During 2016, each of the NEOs participated in the Company’s compensation and benefits programs for salaried employees as described here and reflected in the tables and accompanying footnotes. Each NEO receives an annual base salary as reflected in the 2016 Summary Compensation Table above. The amount of such base salary as a component of the total compensation is established and reviewed each year by the Compensation Committee, and is described above in the Compensation Discussion and Analysis. Severance arrangements with each of the NEOs are as described below in the Potential Payments Upon Termination or Change-In-Control section.

Annual Corporate Incentive Plan (“CIP”)

Owens Corning maintains the CIP, in which all salaried employees participate, with specific Company performance criteria adopted annually. Each of the NEOs is eligible to receive annual cash incentive awards based on his individual performance and corporate performance against annual performance goals set by the Compensation Committee. Under the CIP for the 2016 annual performance period, the funding measures set by the Compensation Committee were based on consolidated Adjusted EBIT and Adjusted EBIT for the Composites, Insulation, and Roofing & Asphalt businesses respectively. Cash awards paid to the NEOs under the CIP for the 2016 performance period are reflected in column (g) of the 2016 Summary Compensation Table above and the range of award opportunities under the 2016 CIP is reflected in the 2016 Grants of Plan-Based Awards Table above.

Long-Term Incentive Program (“LTIP”)

Owens Corning maintains a LTIP applicable to certain salaried employees as selected by the Compensation Committee, including each of the NEOs. The plan is designed to align participant compensation with the attainment of certain longer-term business goals established by the Compensation Committee.

The plan utilizes PSUs with three-year performance cycles, adopted annually, with payouts under the program dependent upon corporate performance against performance goals set by the Compensation Committee for each cycle. The outstanding three-year cycles as of December 31, 2016 include: January 1, 2014 through December 31, 2016; January 1, 2015 through December 31, 2017; and January 1, 2016 through December 31, 2018. Estimated future payouts of awards under the 2016-2018 cycle are reflected in the 2016 Grants of Plan-Based Awards Table above.

The award shown in the 2016 Grants of Plan-Based Awards Table represents the NEO’s opportunity to earn the amount shown in the “maximum” column of the table if the maximum performance goal established by the Compensation Committee at the beginning of the performance period are attained or exceeded during the performance period. In the event the maximum performance goal is not attained, then the NEOs may earn the amounts shown in the “target” column if the target level of performance is attained, or the amounts shown in the “threshold” column if the threshold level of performance is attained. Participants will earn intermediate amounts for performance between the maximum and target levels, or between the target and threshold levels, and will earn no amounts for performance at or below the threshold level.

For the performance period commencing in 2016, the LTIP award provides an award under the Owens Corning 2013 Stock Plan in three separate components: (1) Restricted Stock Awards granted under the 2013 Stock Plan as described below: awards generally vest and restrictions generally lapse on these restricted stock awards 25% per year over four years, based upon continued tenure during the vesting period; (2) Return on Capital (“ROC”) PSUs awarded under the 2013 Stock Plan as described below: awards generally vest in these PSUs at the completion of the three-year performance period and receive a settlement of the award based on the performance of the Company against pre-established performance criteria - the ROC PSUs are settled in

Company common stock; and (3) Relative Total Shareholder Return (“TSR”) PSUs awarded under the Stock Plan as described below: awards generally vest in these PSUs at the completion of the three-year performance period and receive a settlement of the award based on the performance of the Company against pre-established relative TSR performance criteria - the TSR PSUs are settled in Company common stock.

2013 Stock Plan

In April of 2013 the Company’s stockholders approved the Owens Corning 2013 Stock Plan, which replaced the Owens Corning 2010 Stock Plan. In April of 2016, the Company’s stockholders approved the Owens Corning 2016 Stock Plan, which replaced the Owens Corning 2013 Stock Plan. In this Proxy Statement, we refer to the stock plan in place at the relevant time as the “Stock Plan.” The Stock Plan provides for participation by employees, management and directors and authorizes grants of stock options, stock appreciation rights, stock awards, restricted stock awards, restricted stock units, bonus stock awards, performance stock awards and performance share units. The 2013 Stock Plan document was filed with the SEC in connection with the 2013 Proxy Statement. The 2016 Stock Plan document was filed with the SEC in connection with the 2016 Proxy Statement.

All grants of Restricted Stock and PSUs, including those made as a part of the LTIP as described above were made under the 2013 Stock Plan.

The following table sets forth information concerning unexercised options, stock awards that have not vested, and equity incentive plan awards for each NEO that were outstanding at the end of 2016.

Outstanding Equity Awards at 2016 Fiscal Year-End Table

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b) (1)	(c) (2)	(e)	(f)	(g) (3)	(h) (4)	(i) (5)	(j) (4)
Michael H. Thaman					126,525	6,523,629	140,550	7,246,758
	130,700	—	25.45	2/3/2020
	101,600	—	33.96	2/2/2021
	102,400	—	33.73	2/1/2022
	64,500	21,500	42.16	2/6/2023
	42,250	45,250	37.65	2/5/2024
Michael C. McMurray					29,825	1,537,777	34,000	1,753,040
	6,700	—	33.96	2/2/2021
	7,300	—	33.73	2/1/2022
	13,500	4,500	42.16	2/6/2023
	10,550	10,550	37.65	2/5/2024
Arnaud P. Genis					61,250	3,158,050	35,450	1,827,802
	—	4,950	42.16	2/6/2023
	—	11,500	37.65	2/5/2024
Daniel T. Smith					22,650	1,167,834	26,900	1,386,964
	17,900	—	33.73	2/1/2022
	9,150	3,050	42.16	2/6/2023
	7,550	7,550	37.65	2/5/2024
Brian D. Chambers					19,675	1,014,443	21,250	1,095,650
	8,700	—	34.94	3/29/2021
	7,900	—	33.73	2/1/2022
	5,700	1,900	42.16	2/6/2023
	4,550	4,550	37.65	2/5/2024

(1)	Vested options expire on the tenth anniversary of the grant date.
(2)	These options vest 25% per year over 4 years.
(3)	Restricted Stock granted on February 6, 2013; February 5, 2014; February 4, 2015; and February 3, 2016 generally vests 25% per year over four years. In addition, prior to becoming an NEO, Mr. Chambers was granted an award of Restricted Stock that vests on April 15, 2017.
(4)	Market value reflects the closing price of the Company’s common stock as of the last trading day of 2016.
(5)	Reflects unvested stock-settled PSUs under the LTIP, at target performance.

2016 Option Exercises and Stock Vested Table

The following table sets forth the required information on NEO stock awards that vested and stock options that were exercised during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Michael H. Thaman	376,400	12,897,704	90,813	4,345,187
Michael C. McMurray	11,975	375,180	18,234	881,990
Arnaud P. Genis	57,075	1,020,700	22,243	1,068,647
Daniel T. Smith	17,100	342,731	15,350	735,487
Brian D. Chambers	—	—	9,185	440,188

(1)	Represents the pre-tax value realized on options that were exercised during the fiscal year, computed by multiplying the number of shares acquired upon exercise by the difference between the option’s strike price and the fair market value of Owens Corning common stock at the time of exercise.
(2)	Represents the pre-tax value realized on stock awards that vested during the fiscal year, computed by multiplying the number of shares acquired upon vesting by the closing market price of Owens Corning common stock on the vesting date.

2016 Pension Benefits Table

The following table sets forth the required information regarding pension benefits, as applicable, for the NEOs for 2016.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Michael H. Thaman	Qualified Plan (2)	17.37	118,000	—
	Top-Hat Plan (3)	17.37	473,000	—

	Total		591,000	—
Michael C. McMurray	Qualified Plan (2)	1.08	9,000	—
	Top-Hat Plan (3)	1.08	1,000	—

	Total		10,000	—
Arnaud P. Genis	Qualified Plan (2)	—	—	—
	Top-Hat Plan (3)	—	—	—
	Total		—	—
Daniel T. Smith	Qualified Plan (2)	0.30	4,000	—

	Total		4,000	—
Brian D. Chambers	Qualified Plan (2)	—	—	—
	Top-Hat Plan (3)	—	—	—
	Total		—	—

(1)	These values are calculated in accordance with requirements of the Statement of Financial Accounting Standards No. 158.
(2)	Refers to benefits under the Company’s Cash Balance Plan or, if greater, under the Owens Corning Salaried Employees’ Retirement Plan maintained prior to 1996, as discussed below.
(3)	Refers to benefits under the Company’s non-qualified Supplemental Plan.

Owens Corning maintains a tax-qualified noncontributory defined benefit cash balance pension plan (the “Cash Balance Plan”) covering certain salaried and hourly employees in the United States, including certain NEOs. The Cash Balance Plan was adopted by Owens Corning in replacement of the qualified Salaried Employees’ Retirement Plan maintained prior to 1996, which we refer to as the “Prior Plan.” The Prior Plan provided retirement benefits primarily on the basis of age at retirement, years of service and average earnings from the highest three consecutive years of service. Under the Cash Balance Plan, each year prior to January 1, 2010, eligible employees generally earned a benefit of 4% of such employee’s covered pay. This was referred to under the Cash Balance Plan as a “Pay Credit.” Covered pay was defined generally as base pay and certain annual incentive compensation amounts payable during the year. Effective January 1, 2010, the Cash Balance Plan was amended to eliminate Pay Credit accruals and was closed to new participation. Accrued benefits continue to earn monthly interest based on the average interest rate for five-year United States treasury securities. Employees with an accrued benefit under the Cash Balance Plan vest in that benefit once they have completed three years of service. Vested employees may receive their benefit under the Cash Balance Plan as a lump sum or as a monthly payment when they leave the Company.

As the Company transitioned from the Prior Plan to the current Cash Balance Plan, participating employees who were at least age 40 with 10 years of service as of December 31, 1995 became entitled to receive the greater of their benefit under the Prior Plan frozen as of December 31, 2000, or under the Cash Balance Plan.

Each NEO would have been entitled to payment of their vested accrued benefit under the tax-qualified plan in the event of a termination occurring on December 31, 2016, valued as a lump-sum payable as of that date as follows: Mr. Thaman, $158,874; Mr. McMurray, $12,099; and Mr. Smith, $5,347. Mr. Genis and Mr. Chambers do not participate in the plan.

In addition to the tax-qualified pension plan, Owens Corning maintains supplemental pension benefits, including the Supplemental Plan that pays eligible employees leaving the Company the difference between the benefits payable under Owens Corning’s tax-qualified pension plan and those benefits that would have been payable except for limitations imposed by the Internal Revenue Code. The Supplemental Plan was amended to eliminate future accruals and was closed to new participation effective January 1, 2010. Some NEOs participate in both the tax-qualified pension plan and the Supplemental Plan.

Each eligible NEO would have been entitled to payment of their vested accrued benefit under the Supplemental Plan in the event of a termination occurring on December 31, 2016, valued as a lump-sum payable as of that date as follows: Mr. Thaman, $650,824; and Mr. McMurray, $1,548. Mr. Genis, Mr. Smith and Mr. Chambers do not participate in the Supplemental Plan.

NONQUALIFIED DEFERRED COMPENSATION

The Company has established an unfunded Deferred Compensation Plan under which eligible officers, including several of the NEOs, are permitted to defer some or all of their cash incentive compensation and up to 80% of their base salary. Officers may defer compensation until their separation from the Company, or may designate a set deferral period between two and ten years. They may elect to take their distribution as a lump sum, five annual installments, ten annual installments, or a set dollar amount.

In 2016, Owens Corning provided Company contributions to the accounts of eligible officers, including several of the NEOs, to restore Company contributions and matching contributions that were limited in the 401(k) Plan by the IRS. These contributions are deferred until separation, and officers may elect to defer payments for an additional two to ten years after separation. They may elect to take their distribution as a lump sum, five annual installments, ten annual installments, or a set dollar amount.

Officers may choose among mutual funds offered in the 401(k) Plan, as well as Owens Corning stock, for hypothetical investment of their account. Deferred amounts are credited with earnings or losses based on the rate of return of specified mutual funds and/or the value of Owens Corning stock. This plan is unfunded and unsecured, and all investments are hypothetical.

2016 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)(b)	Registrant Contributions in Last Fiscal Year ($)(c)(1)	Aggregate Earnings in Last Fiscal Year ($)(d)(2)	Aggregate Withdrawls/ Distributions ($)(e)	Aggregate Balance at Last Fiscal Year End ($)(f)(3)
Michael H. Thaman	—	56,386	37,488	—	449,670
Michael C. McMurray (4)	41,242	27,197	11,219	—	189,730
Arnaud P. Genis	—	—	—	—	—
Daniel T. Smith (5)	33,527	25,797	21,099	—	305,979
Brian D. Chambers (6)	22,500	13,877	5,446	—	81,706

(1)	This amount reflects the unfunded Company contribution to each account, to restore 401(k) Plan Company contributions and matching contributions that are limited by the IRS and is included in “All Other Compensation” in the 2016 Summary Compensation Table.
(2)	The amounts reflected in column (d) do not reflect above-market or preferential earnings and are therefore not reported in the 2016 Summary Compensation Table.
(3)	The aggregate balance in column (f) includes the following amounts that were reported in the Summary Compensation Table for each NEO in previous years: Mr. Thaman: $350,640; Mr. McMurray: $106,564; Mr. Smith: $209,322; and Mr. Chambers: $30,216. Mr. Genis does not participate in this plan.
(4)	The amount in the first column reflects the deferral of a portion of Mr. McMurray’s base salary in 2016. This amount was reflected as “Salary” in the 2016 Summary Compensation Table.
(5)	The amount in the first column reflects the deferral of a portion of Mr. Smith’s 2015 CIP that was payable in 2016. This amount was reflected as “Non-Equity Incentive Plan Compensation” in the 2015 Summary Compensation Table.
(6)	The amount in the first column reflects the deferral of a portion of Mr. Chambers’ base salary in 2016. This amount was reflected as “Salary” in the 2016 Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Company has entered into certain agreements and maintains certain plans under which the Company would provide compensation to NEOs in the event of a termination of employment or a change-in-control of the Company. The payment and benefit levels disclosed in the table below are determined under the various triggering events pursuant to these agreements that both define what constitutes the triggering event and provides those payments that would be due upon the occurrence of such events.

Severance agreements have been executed with Messrs. Thaman, McMurray, Genis, Smith and Chambers. The severance agreements in place provide, under certain termination scenarios as reflected in the table below, for the payment of an amount equal to two times base salary and annual incentive compensation amounts plus continuation of health insurance coverage for a maximum period of one year. Mr. Thaman’s previous eligibility for reimbursement with respect to certain taxes if applicable to the severance payments has been discontinued. The severance agreements provide for payments upon a change-in-control only if the individual is also terminated for reasons other than cause in connection with the change-in-control. Payments under the severance agreements are made in cash and are paid, depending upon the terms of the individual NEO’s agreement, either in the form of a one-time lump-sum payment or in the same manner as the regular payroll payments over a 24-month period. Health care coverage provided under the severance agreements is provided in-kind.

The CIP and the LTIP each contain provisions that require continued employment during the performance period in order to be eligible to receive a payout under the plans, absent a change-in-control. However, for death or disability which occurs during the performance period, the NEO may receive a pro-rated CIP award for that performance period. CIP payments are made in one-time, lump-sum payments of cash.

The Stock Plan provides, under certain circumstances as described above, for acceleration of vesting of restricted stock, performance share units and option awards. Accelerated vesting of outstanding restricted stock, performance share units and option awards may only occur upon death, disability or a change-in-control.

The NEOs are entitled, upon or following their termination, to their accrued benefits under the Supplemental Plan arrangements as described above. NEOs would also be entitled to the normal vested pension benefits and other vested benefits which are generally available to all salaried employees who terminate employment with the Company under various circumstances.

Upon the occurrence of any triggering event, the payment and benefit levels would be determined under the terms of the agreement. The specific definitions of the triggering events are set forth in detail in the agreements which have been filed as exhibits to prior disclosures. In addition, severance payments are paid contingent upon confidentiality, a mutual release and an agreement not to compete. Each of the retirement payments of vested accrued benefits that would have occurred upon a termination event described herein are set forth in the narrative to the 2016 Pension Benefits Table above.

PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL TABLE

(assumes termination or change-in-control as of December 30, 2016)

($ in thousands)

Event and Amounts	Michael H. Thaman	Michael C. McMurray	Arnaud P. Genis	Daniel T. Smith	Brian D. Chambers
Voluntary Termination
No other payments due	—	—	—	—	—
Retirement
No other payments due	—	—	—	—	—
Involuntary Termination for Cause
Outplacement Services (1)	22	—	—	—	—
Involuntary Not-For-Cause Termination
CIP	1,789	588	588	485	451
Restricted Stock Awards (2)	—	—	—	—	—
Option Awards (2)	—	—	—	—	—
Performance Share Units (3)	—	—	—	—	—
Cash Severance	5,025	2,100	2,100	1,802	1,610
Health Care Continuation (1)	25	8	—	13	12
Outplacement Services (1)	22	22	22	22	22
Termination Upon a Change-in-Control
CIP	1,789	588	588	485	451
Restricted Stock Awards (2)	6,524	1,486	3,158	1,168	1,014
Option Awards (2)	832	189	206	134	81
Performance Share Units (3)	18,721	4,529	4,723	3,583	2,880
Cash Severance	5,025	2,100	2,100	1,802	1,610
Health Care Continuation (1)	25	8	—	13	12
Outplacement Services (1)	22	22	22	22	22
Change-in-Control with No Termination
Restricted Stock Awards (2)	6,524	1,486	3,158	1,168	1,014
Option Awards (2)	832	189	206	134	81
Performance Share Units (3)	18,721	4,529	4,723	3,583	2,880
Pre-Retirement Death
CIP	1,789	588	588	485	451
Restricted Stock Awards (2)	6,524	1,486	3,158	1,168	1,014
Option Awards (2)	832	189	206	134	81

(1)	Where eligible for such benefits, the amount includes both health care continuation coverage and/or outplacement services. The value of health care continuation is based on the Company’s net plan cost and the coverage category in which the executive is enrolled; this value assumes that the executive continues to pay the employee portion of the premium. The value of outplacement services assumes the maximum services available under the severance agreement. As a practical matter the actual value of such services is typically substantially less than the maximum.
(2)	For stock awards and option awards, vesting is generally incremental over a four-year period and any non-vested portion is forfeited upon termination. Vesting on these stock awards and option awards is only accelerated in the case of death, disability, or change-in-control, and no options may vest earlier than one year from grant except in the case of a change-in-control. The value of awards at vesting is uncertain and would reflect the then current value of the Company common stock and options then vesting. The amounts reflected in the table are calculated based on the closing stock price as of December 30, 2016.
(3)	Performance Share Unit awards are not forfeited upon death or disability, but would vest in full as of the date of death or disability and payout would be determined consistent with performance only at the end of the performance period. The value of awards at the end of the performance period is uncertain and would reflect the performance against the established performance targets. For involuntary termination, voluntary termination, or for termination for cause occurring before vesting, these awards would be forfeited. As of December 30, 2016 the NEOs are not eligible for pro-rata vesting upon retirement. Payout of Performance Share Unit awards is only accelerated in the case of a change-in-control. For this table it is assumed that Performance Share Units would pay out at maximum for a change-in-control, and disclosure is calculated based on the closing stock price as of December 30, 2016.

2016 NON-MANAGEMENT DIRECTOR COMPENSATION

The following table sets forth the compensation for 2016 of the non-management members of the Board of Directors. Employee directors do not receive additional compensation for such service. The narrative that follows the table describes the compensation programs applicable to the non-management directors during 2016.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Cesar Conde	88,000	132,000	220,000
J. Brian Ferguson	—	235,000	235,000
Ralph F. Hake	88,000	132,000	220,000
F. Philip Handy	—	220,000	220,000
Ann Iverson	88,000	132,000	220,000
Edward F. Lonergan	—	227,500	227,500
Maryann T. Mannen	88,000	132,000	220,000
James J. McMonagle	91,000	136,500	227,500
W. Howard Morris	88,000	132,000	220,000
Suzanne P. Nimocks	94,000	141,000	235,000
John D. Williams	—	260,000	260,000

(1)	Includes the cash amount of the annual retainers for service on the Board and in certain Board leadership positions for 2016.
(2)	The amounts shown in this column relate to stock granted as the equity component of the directors’ retainers under the Stock Plan. The amounts shown reflect the aggregate grant date fair value with respect to all stock granted during 2016.

During 2016, the Company compensated each non-management director pursuant to a standard annual retainer arrangement that does not involve the payment of meeting fees. This arrangement provides for an annual retainer and annual chair retainer as approved by the Compensation Committee. Each non-management director received an annual Board retainer of $220,000. The Chair of each Board committee received an additional annual retainer of $15,000, prorated if only part of the year was served in the Chair position. The Lead Independent Director received an additional annual retainer in the amount of $25,000. All retainers were paid in a combination of stock and cash based on the director’s election (subject to a minimum 60% stock requirement). Stock compensation for annual retainers may be deferred for issuance to the director upon the distribution date elected in writing prior to the start of the year. The annual retainers are otherwise paid on a quarterly basis. Non-management directors receive no perquisites.

Our stock ownership guidelines currently provide that each non-management director must own stock with a value of five times the maximum cash retainer. As of the date of this Proxy Statement, all non-management directors with more than three years of tenure on the Board hold stock in excess of the ownership guidelines.

Owens Corning established a Deferred Compensation Plan, effective January 1, 2007, under which non-management directors have been permitted to defer some or all of their cash compensation for annual retainer, annual chair retainer and meeting fees. Such deferred cash compensation will be credited to an individual account and will accrue gains or losses under notional investment funds available under the plan and as selected by the director (the available fund options include a fund indexed to Company common stock). The Company does not contribute, nor does it match, any amounts deferred by directors.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Information regarding Owens Corning’s equity compensation plans as of December 31, 2016, is as follows:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	975,400	$35.14	3,896,337
Equity compensation plans not approved by security holders	—	—	—

Total	975,400	$35.14	3,896,337

(1)	Relates to the Owens Corning 2016 Stock Plan, which authorizes the grant of stock options, stock appreciation rights, restricted stock units, bonus stock awards and performance stock awards.
(2)	Restricted stock and performance share units are not taken into account in the weighted-average exercise price as such awards have no exercise price.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2017, subject to ratification by our stockholders.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to answer questions. They also have the opportunity to make a statement if they desire to do so.

We are asking our stockholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017. Although ratification is not required by our bylaws or otherwise, the Board has submitted the selection of PricewaterhouseCoopers LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors and the Audit Committee recommend a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.

PROPOSAL 3

APPROVAL, ON AN ADVISORY BASIS, OF 2016 NAMED EXECUTIVE OFFICER COMPENSATION

The Company is presenting the following proposal, which gives stockholders the opportunity to cast a non-binding vote to approve the 2016 compensation of our named executive officers by voting for or against the resolution below. This resolution is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Consistent with the preference expressed by our stockholders, the Company will hold this advisory vote on an annual basis, subject to the outcome of the shareholder vote on Proposal 4.

In considering your vote, we encourage you to review the Compensation Discussion and Analysis section and the compensation tables and narratives in this Proxy Statement. The Company believes its compensation philosophy and programs are strongly linked to performance and results and appropriately aligned with the interests of stockholders.

•

Compensation opportunities are generally competitive with market median practices. Actual compensation levels may exceed target levels to the extent Company and individual performance exceeds expectations. In the event performance is below targeted levels, actual pay levels may be below target levels.

•	A significant majority of total compensation is performance-based.

•

Executives are appropriately focused on achieving annual financial and operational goals through the Company’s annual Corporate Incentive Plan and on maximizing stockholder value over the long term, through grants of restricted stock and performance share units.

Accordingly, the Company is asking stockholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the 2016 compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narratives and any related disclosure in the Proxy Statement.”

While our Board of Directors and Compensation Committee intend to carefully consider the stockholder vote resulting from the proposal, the final vote will not be binding and is advisory in nature.

The affirmative vote of a majority of the votes that could be cast by the holders of all stock entitled to vote that are present in person or by proxy at the Annual Meeting is required to approve, on an advisory basis, the 2016 compensation of our named executive officers.

The Board of Directors recommends that you vote FOR approval, on an advisory basis, of the 2016 compensation of our named executive officers.

PROPOSAL 4

RECOMMENDATION, ON AN ADVISORY BASIS, OF THE FREQUENCY OF THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Company is presenting the following proposal, which gives you as a stockholder the opportunity to recommend to the Company as to how often you wish the Company to include a Say-on-Pay proposal, similar to Proposal 3, in our proxy statement. Section 14A of the Exchange Act requires the Company to include in its proxy statement a non-binding advisory vote on executive compensation not less frequently than once every three years. Section 14A also requires us to include in our proxy statement this year a separate non-binding advisory vote regarding whether the non-binding advisory vote on executive compensation should be held every one, two or three years.

The Board of Directors believes that Say-on-Pay votes should be conducted every year so that stockholders may annually express their views on the Company’s executive compensation program. We believe that a 1 year frequency provides the highest level of accountability and communication by enabling the non-binding stockholder vote to approve the compensation of our named executive officers to correspond with the most recent executive compensation information presented in our proxy statement for our annual meetings of stockholders. We believe that providing the vote only every 2 or 3 years may prevent stockholders from communicating in a meaningful and coherent manner. For example, we may not know whether the stockholder vote approves or disapproves of compensation for the reporting period or the compensation for previous reporting periods or both. As a result, it could be difficult to discern the implications of the stockholder vote. In addition, the Board’s determination was based on its experience over the past five years that an annual Say-on-Pay vote is meaningful, is not burdensome and is consistent with corporate governance best practices.

The option receiving the greatest number of votes (1, 2 or 3 years) will be considered the frequency recommended by stockholders. However, because this vote is advisory and not binding on the Board or the Company in any way, the Board may decide that it is in the best interests of our stockholders and our Company to hold an advisory vote on executive compensation more or less frequently than the option recommended by our stockholders.

The Board of Directors recommends a vote for “1 Year” frequency of stockholder advisory votes on named executive officer compensation. Stockholders are not voting to approve or disapprove the Board’s recommendation. Stockholders may choose among the four choices (1 Year, 2 Years, 3 Years or Abstain) set forth above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, and SEC regulations require Owens Corning’s directors, certain officers and greater than ten percent stockholders to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Owens Corning undertakes to file such forms on behalf of our current reporting directors and officers pursuant to a power of attorney given to certain attorneys-in-fact. Reporting directors, officers and ten percent stockholders are also required by the SEC rules to furnish Owens Corning with copies of all Section 16(a) reports they file.

Based solely on our review of copies of such reports received and/or written representations from such reporting directors, officers and greater than ten percent stockholders, Owens Corning believes that all Section 16(a) filing requirements applicable to its reporting directors, officers and greater than ten percent stockholders were complied with during fiscal year 2016 with the following exception: due to a failure of adequate notice by private brokers administering dividend reinvestments for Mr. McMonagle, eleven small stock purchases, all through the dividend reinvestment program (each of which totaled less than 130 shares) that would have been reported on ten separate Form 4s, were not reported on a timely basis during 2014, 2015 and 2016. Promptly upon recognition of the situation, these transactions were reported on a Form 4 filed on February 14, 2017.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Under the rules of the SEC, if a stockholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2018 Annual Meeting of Stockholders, the proposal must be received by us at our principal executive offices at One Owens Corning Parkway, Toledo, Ohio 43659 by November 16, 2017. However, in the event that we hold our 2018 Annual Meeting of Stockholders more than 30 days before or 30 days after the one-year anniversary date of the 2017 Annual Meeting, we will disclose the new deadline by which stockholder proposals must be received under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. The proposal should be sent to the attention of the Secretary of the Company.

Under our bylaws, and as permitted by the rules of the SEC, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders. These procedures provide that for nominations of director nominees and/or another item of business to be properly brought before an Annual Meeting of Stockholders, a stockholder must give timely notice of such nomination or other item of business in writing to the Secretary of the Company at our principal executive offices and such other item of business must otherwise be a proper matter for stockholder action. If you are a stockholder and desire to introduce a nomination or propose an item of business at our 2018 Annual Meeting of Stockholders, you must deliver the notice of your intention to do so:

•

not earlier than December 21, 2017 and not later than January 20, 2018 if the date of the 2018 Annual Meeting is held within 30 days before or 60 days after the first anniversary of this year’s Annual Meeting;

•

not earlier than the 120th day prior to the date of the 2018 Annual Meeting and not later than the later of the 90th day prior to the date of the 2018 Annual Meeting and the 10th day following the day on which a public announcement of the date of the 2018 Annual Meeting is first made by the Company if the date of the 2018 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the date of this year’s Annual Meeting; or

•

in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors by January 10, 2018 only with respect to nominees for any new positions created by such increase, not later than the 10th day following the day on which such public announcement is made by the Company.

These time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. If we do not receive timely notice, or if we meet other SEC requirements, the persons named as proxies in the proxy materials relating to the meeting will use their discretion in voting at the meeting.

The Board is not aware of any matters that are expected to come before the 2017 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named as proxies intend to vote the proxies in accordance with their best judgment.

The chairman of the Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

Whether or not you plan to attend the Annual Meeting, your vote is important. Please vote on the Internet, by telephone or by mail.

If you vote by telephone, the call is toll-free. No postage is required for mailing in the United States if you vote by mail using the enclosed prepaid envelope.

By order of the Board of Directors,

Secretary

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Owens Corning on behalf of the Company of proxies to be voted at the 2017 Annual Meeting and at any adjournment or postponement thereof. On or about March 16, 2017, we began distributing these proxy materials to stockholders.

How can I attend the Annual Meeting?

You are invited to attend the Annual Meeting on April 20, 2017, beginning at 10:00 a.m., Eastern Daylight Time. The Annual Meeting will be held at the offices of Jones Day, 250 Vesey Street, New York, New York 10281. Only stockholders who are eligible to vote at the Annual Meeting or their authorized representatives will be admitted. Stockholders must present one form of photo identification to be admitted to the Annual Meeting. If you are a beneficial owner of shares, you also must present a brokerage statement or other proof of ownership to be admitted. We reserve the right to prohibit cameras, recording equipment, electronic devices, large bags, briefcases or packages to be carried into the Annual Meeting. Seating will be limited.

Who is entitled to vote at the Annual Meeting?

Holders of Owens Corning common stock at the close of business on February 21, 2017, the record date for the Annual Meeting, are entitled to receive this Proxy Statement and to vote their shares at the Annual Meeting. As of that date, there were 112,598,246 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. All stockholders of record may vote in person at the Annual Meeting. Stockholders of record may also be represented by another person by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot in order to vote at the Annual Meeting.

The names of stockholders of record entitled to vote at the Annual Meeting will be available for any purpose germane to the meeting at the Annual Meeting and for ten days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:30 p.m., at our principal executive offices at One Owens Corning Parkway, Toledo, Ohio, 43659 by contacting the Secretary of the Company.

How do I vote?

You may vote using one of the following methods:

•	vote through the Internet at www.proxyvote.com using the instructions included on the proxy card or voting instruction card;

•	vote by telephone using the instructions on the proxy card or voting instruction card;

•	complete and return a written proxy or voting instruction card; or

•	attend and vote at the Annual Meeting. (See “Who is entitled to vote at the Annual Meeting?”)

Your vote is important. Please vote promptly.

Will my shares be voted if I do not provide instructions to my broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker (as the record holder of the shares) is required to vote those shares in accordance with your instructions. If you do not provide instructions, your broker will not be able to vote your shares on “non-discretionary” proposals. The only item at the Annual Meeting that is “discretionary” is ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Accordingly, if you are a beneficial owner, your broker or other holder of record is permitted to vote your shares on the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm even if the stockholder of record does not receive voting instructions from you.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Secretary of the Company;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker or other holder of record.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

What are the voting requirements to elect the directors and to approve the proposals discussed in this Proxy Statement?

The presence of the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum.

•	Election of Directors

Your proxy will vote for each of the 11 nominees unless you specifically vote against any of the nominees or abstain from voting with respect to a director’s election. Pursuant to our bylaws, majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. “Votes cast” shall include votes against a director and shall exclude abstentions with respect to a director’s election. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. We do not know of any nominee for the Board of Directors who would be unable to serve if elected.

•	Ratification of the Selection of PricewaterhouseCoopers LLP

Although ratification is not required by our bylaws or otherwise, we are asking our stockholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017. The affirmative vote of a majority of the votes which could be cast by the holders of all stock entitled to vote which are present in person or by proxy at the Annual Meeting is required to approve the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017. Abstentions will count as present and entitled to vote for purposes of this proposal and will have the effect of a vote against this proposal. This proposal is considered a “discretionary” proposal and, as a result, we do not expect broker non-votes on this proposal.

•	Say on Pay

The affirmative vote of a majority of the votes which could be cast by the holders of all stock entitled to vote which are present in person or by proxy at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers. Abstentions will count as present and entitled to vote for purposes of this proposal and will have the effect of a vote against this proposal. Broker non-votes are not considered entitled to vote on this proposal and, as a result, broker non-votes will not have any effect on this proposal.

•	Say on Frequency

The option receiving the greatest number of affirmative votes (every 1 Year, 2 Years, or 3 Years) will be considered the frequency recommended by stockholders. Abstentions and broker non-votes will not have any effect on this proposal.

Could other matters be decided at the Annual Meeting?

At the time this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. However, if other matters should be properly presented at the meeting, the proxy holders will have the discretion to vote your shares in accordance with their best judgment.

Who will tabulate the votes?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election. Ava Harter and Raj B. Dave have been appointed to serve as alternate inspectors of election in the event Broadridge is unable to serve.

Who will pay the cost of this proxy solicitation?

The Company will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission or facsimile transmission, and such persons will not receive additional compensation for their solicitation efforts. We have hired Alliance Advisors, LLC to assist in the distribution and solicitation of proxies for a fee of $20,000, plus reasonable expenses, for these services.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” This procedure is designed to reduce the volume of duplicate information received at your household and helps us reduce our printing and mailing costs. Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting and Proxy Statement and accompanying documents, unless one or more of these stockholders notifies us otherwise.

Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting and Proxy Statement and accompanying documents, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting and Proxy Statement and the accompanying documents, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above.

Beneficial owners can request information about householding from their brokers or other holders of record.

OWENS CORNING WORLD HEADQUARTERS

ONE OWENS CORNING PARKWAY

TOLEDO, OHIO, U.S.A. 43659

OWENS CORNING ONE OWENS CORNING PARKWAY TOLEDO, OH 43659

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. EDT on April 19, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. EDT on April 19, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR
the following:

1. Election of Directors

Nominees		For	Against	Abstain

1A Cesar Conde		☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

1B J. Brian Ferguson		☐	☐	☐	2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.	☐	☐	☐
1C Ralph F. Hake		☐	☐	☐

1D F. Philip Handy		☐	☐	☐	3.	To approve, on an advisory basis, 2016 named executive officer compensation.	☐	☐	☐

1E Edward F. Lonergan		☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on the following proposal:
						1 year	2 years	3 years	Abstain

1F Maryann T. Mannen		☐	☐	☐	4	To recommend, by non-binding vote, the frequency of named executive officer compensation votes. ☐	☐	☐	☐

1G James J. McMonagle		☐	☐	☐
1H W. Howard Morris		☐	☐	☐	NOTE: The proxies are authorized to vote, at their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
1I Suzanne P. Nimocks		☐	☐	☐
1J Michael H. Thaman		☐	☐	☐
1K John D. Williams		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice and Proxy Statement are available at www.proxyvote.com

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    OWENS CORNING

    Annual Meeting of Stockholders

    April 20, 2017, 10:00 AM EDT

    This proxy is solicited by the Board of Directors

As to the undersigned’s stockholdings: The undersigned hereby appoints Ava Harter and Raj B. Dave as proxies, each with full power of substitution, to represent and vote as designated on the reverse side all the shares of Common Stock of Owens Corning held of record by the undersigned on February 21, 2017, at the Annual Meeting of Stockholders of Owens Corning to be held at Jones Day, 250 Vesey Street, New York, New York 10281 on April 20, 2017, at 10:00 a.m. EDT, or any adjournment or postponement thereof.

This proxy when properly executed and timely received prior to the meeting will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each of the eleven nominees in proposal 1, FOR proposals 2 and 3 and 1 Year on proposal 4. Whether or not direction is made, each of the proxies is authorized to vote in his discretion on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side